Exhibit 10.4

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Execution Version

STOCK PURCHASE AGREEMENT

by and between

MEDICIS PHARMACEUTICAL CORPORATION (“Seller”)

and

SOLTA MEDICAL, INC. (“Buyer”)

dated as of

September 12, 2011

i

EXHIBITS

Exhibit A	Statement of Working Capital
Exhibit B	Form of Confidentiality Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of September 12, 2011, 2011 (this “Agreement”), is entered into by and between Medicis Pharmaceutical Corporation, a Delaware corporation (“Seller”), and Solta Medical, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are sometimes referred to herein as the “Parties.”

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of June 16, 2008 (the “LipoSonix Agreement”) by and among Seller, Donatello, Inc., a direct wholly owned subsidiary of Seller, LipoSonix, Inc., a Delaware corporation, Rebecca Robertson, as Equityholders’ Representative, and Wilfred Jaeger, as Alternate Equityholders’ Representative, Donatello, Inc. merged into LipoSonix, Inc., whereby LipoSonix, Inc. became a wholly-owned subsidiary of Seller and is now Medicis Technologies Corporation, a Delaware corporation (the “Company”);

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock (the “Shares”) of the Company;

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, the Shares, for the consideration and on the terms and conditions set forth in this Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Medicis Aesthetics Canada Ltd. (“MAC”), a Subsidiary of Seller, and Buyer, have entered into an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which Medicis Aesthetics Canada Ltd. will (i) sell to Buyer certain assets related to the business of the Company and (ii) assign to Buyer all of its right, title and interest in, to and under certain contracts, equipment, leases and rental contracts related to the business of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits,” “Annexes” or “Schedules” are to Articles, Sections, Exhibits, Annexes or Schedules of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES; PURCHASE PRICE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer the Shares owned by Seller, free and clear of all Liens, and Buyer shall deliver to Seller the portion of the Purchase Price to be paid to Seller for the Shares at the Closing as provided in this Article 2.

Section 2.2 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate purchase price to be paid for the Shares shall be (a) fourteen million five hundred fifty-eight thousand three hundred seventy-eight dollars and sixteen cents ($14,558,378.16) (the “Base Purchase Price”), plus (i) the amount, if any, by which the Final Working Capital exceeds the Target Working Capital, or minus (ii) the amount, if any, by which the Final Working Capital is less than the Target Working Capital (the Base Purchase Price, as adjusted in accordance with Section 2.4, the “Purchase Price”), and (b) the contingent payments to be paid by Buyer to Seller pursuant to the terms and conditions set forth in Sections 2.6 and 2.7 of this Agreement (collectively, the “Seller Contingent Payments”).

Section 2.3 Payment of the Purchase Price. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay fourteen million five hundred fifty-eight thousand three hundred seventy-eight dollars and sixteen cents ($14,558,378.16) of the Purchase Price in cash to Seller or Seller’s designee in consideration for the Shares, by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by Seller at least one (1) day prior to the Closing Date.

Section 2.4 Working Capital Adjustment.

(a) Not later than three (3) Business Days prior to the scheduled Closing Date, Seller shall deliver to Buyer a schedule (the “Estimated Working Capital Schedule”)

summarizing Seller’s good faith estimate of the Working Capital of the Company as of the Closing Date (such estimated Working Capital being the “Estimated Working Capital”). Seller shall prepare the Estimated Working Capital Schedule using the same accounting policies, methodologies, practices and assumptions as used in the preparation of the Statement of Working Capital as of August 31, 2011 attached hereto as Exhibit A (the “Statement of Working Capital”), which Seller (after reasonable consultation with Buyer or its designee) is delivering to Buyer concurrently with the execution and delivery of this Agreement. Seller shall provide Buyer with such information as Buyer may reasonably request to verify the Estimated Working Capital Schedule. The Base Purchase Price shall be adjusted either (i) upward by the amount the Estimated Working Capital is greater than the Target Working Capital or (ii) downward by the amount the Estimated Working Capital is less than the Target Working Capital.

(b) As promptly as practicable, and in any event within sixty (60) days, following the Closing Date, Buyer shall deliver to Seller a schedule (the “Final Working Capital Schedule”) with reasonable supporting detail summarizing Buyer’s calculation of the Working Capital of the Company as of the Closing Date (such Working Capital, subject to potential adjustments in accordance with this Section 2.4, being the “Final Working Capital”). Buyer shall prepare the Final Working Capital Schedule using the same accounting policies, methodologies, practices and assumptions as used in the preparation of the Statement of Working Capital. Buyer shall provide Seller with such information as Seller may reasonably request to verify the Final Working Capital Schedule. In the event that Buyer does not deliver the Final Working Capital Schedule within sixty (60) days following the Closing Date, Buyer shall be deemed to have accepted the Estimated Working Capital as the Final Working Capital and the Estimated Working Capital shall be the Final Working Capital.

(c) Seller may dispute any amounts reflected on the Final Working Capital Schedule; provided, however, that Seller shall have notified Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days after Buyer’s delivery of the Final Working Capital Schedule to Seller. In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Seller and Buyer. If Seller and Buyer are unable to reach a resolution with such effect within fifteen (15) Business Days after receipt by Buyer of Seller’s written notice of dispute, either Seller or Buyer shall have the right, upon delivery of written notice to the other Party, to submit the items remaining in dispute for resolution by an independent accounting firm of nationally recognized standing which is reasonably acceptable to both Seller and Buyer (a “Qualified Accountant”), which shall, within thirty (30) days after such submission, deliver a report to Seller and Buyer setting forth the resolution of such disputed items and the adjustment, if any, to be made to the Final Working Capital, and such report shall be final, binding and conclusive on Seller and Buyer, absent fraud. The fees and expenses of the Qualified Accountant shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Qualified Accountant, which proportionate allocation will also be determined by the Qualified Accountant and be included in the Qualified Accountant’s report. In acting under this Agreement, the Qualified Accountant shall be entitled to the privileges and immunities of arbitrators.

(d) After the Closing, Buyer shall, and shall cause its respective employees and agents to, provide Seller, its accountants and the Qualified Accountants access at reasonable times to the personnel, properties and books and records of the Company for the purpose of reviewing the Final Working Capital Schedule or in connection with any dispute under this Section 2.4.

(e) Within three (3) Business Days after the final determination of the Final Working Capital pursuant to this Section 2.4, (i) if the Final Working Capital exceeds the Estimated Working Capital, Buyer shall pay to Seller the aggregate amount of such excess, by wire transfer of immediately available funds to an account designated by Seller; and (ii) if the Final Working Capital is less than the Estimated Working Capital, Seller shall pay to Buyer the aggregate amount of such deficiency, by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.5 Assumption of Obligations under the LipoSonix Agreement. In accordance with Section 3.12 of the LipoSonix Agreement, effective as of the Closing, Buyer hereby assumes the obligations set forth in the LipoSonix Agreement to make the Contingent Payments as set forth in the LipoSonix Agreement and hereby agrees to be bound by and to comply with the terms and conditions set forth in the LipoSonix Agreement and the applicable terms of Sections 3.9 through 3.11 of the LipoSonix Agreement. From and after the Closing, Seller shall have no further obligation to make any Contingent Payments pursuant to the LipoSonix Agreement. For the avoidance of doubt, the foregoing provision does not, and shall not be deemed to, constitute an assignment of the entire LipoSonix Agreement pursuant to Section 11.5 of the LipoSonix Agreement, rather it constitutes only an assignment of all rights and obligations with respect to Contingent Payments in accordance with Section 3.12(d) of the LipoSonix Agreement.

Section 2.6 Seller Contingent Payments.

(a) Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Additional LipoSonix Contingent Payment” means, for the period commencing on the first fiscal quarter immediately following the occurrence of the earliest of (A) December 31, 2019, (B) the date that is the last day of the “Seventh Contingent Payment Year” under the LipoSonix Agreement and (C) the date on which Buyer has made (or has been deemed to have made pursuant to Section 3.10 of the LipoSonix Agreement) the aggregate “Sales/Profit Contingent Payments” under the LipoSonix Agreement equal to ***, and ending on the Contingent Payment Termination Date, the amount that would otherwise be payable by Buyer pursuant to Section 2.5 of this Agreement (or its permitted assignee) under the LipoSonix Agreement in respect of the “Sales/Profit Contingent Payment Amount” (as defined in the LipoSonix Agreement) for the then applicable “Contingent Payment Year” (as defined in the LipoSonix Agreement) had none of the events described in clauses (A), (B) or (C) above occurred.

(ii) “Company Incremental Amount” means, with respect to any Contingent Payment Year, the amount equal to (x) the sum of (1) the amount of Worldwide Net

Sales for the Sales Payment Product for such Contingent Payment Year, (2) the amount of Worldwide Gross Profit for the Gross Profit Payment Product for such Contingent Payment Year and (3) the amount of Worldwide Ancillary Gross Profit for the Contingent Payment Products for such Contingent Payment Year, minus (y) the sum of (1) the amount of Worldwide Net Sales for the Sales Payment Product for the immediately completed previous Contingent Payment Year (or, with respect to the first Contingent Payment Year, the immediately completed previous twelve (12) consecutive calendar month period), (2) the amount of Worldwide Gross Profit for the Gross Profit Payment Product for the immediately completed previous Contingent Payment Year (or, with respect to the first Contingent Payment Year, the immediately completed previous twelve (12) consecutive calendar month period) and (3) the amount of Worldwide Ancillary Gross Profit for the Contingent Payment Products for the immediately completed previous Contingent Payment Year (or, with respect to the first Contingent Payment Year, the immediately completed previous twelve (12) consecutive calendar month period); provided, that if the amount otherwise determined in accordance with this definition for any Contingent Payment Year is not greater than zero, then the Company Incremental Amount for such Contingent Payment Year shall be deemed to be zero.

(iii) “Contingent Payment Commencement Date” means the first day of the fiscal quarter following the fiscal quarter in which, after the “FDA Milestone” (as defined in the LipoSonix Agreement) has been achieved, the LipoSonix Product is first sold commercially to unaffiliated parties in the United States.

(iv) “Contingent Payment Product” means either the Gross Profit Payment Product or the Sales Payment Product, as applicable.

(v) “Contingent Payment Termination Date” means the last day of the Contingent Payment Year that is the seventh full Contingent Payment Year after (A) the FDA Milestone has been achieved and (B) the Second Generation LipoSonix Product is first sold commercially to unaffiliated parties in the United States.

(vi) “Contingent Payment Year” means each of the successive twelve (12) consecutive calendar month periods beginning with the twelve (12) calendar month period commencing on the Contingent Payment Commencement Date and ending on the Contingent Payment Termination Date.

(vii) “FDA Milestone” shall be deemed to be achieved upon receipt by any member of the Buyer Group of written approval or clearance from the FDA, or a successor entity, allowing for the initiation of the marketing or sales of any version or derivative of the second generation of LipoSonix Product, part number P005700-01 and successor thereto (the “Second Generation LipoSonix Product”), in the United States; provided, that the FDA Milestone shall not be deemed to have been achieved until all conditions and limitations contained in the written approval or clearance from the FDA that preclude immediate marketing and commercialization of the LipoSonix Product have been satisfied or waived.

(viii) “FDA Milestone Payment Amount” means the amount of: (a) $20,000,000, if the FDA Milestone is achieved on or before April 2, 2012; (b) the difference between (i) $20,000,000, minus the product of (x) the number of full thirty (30) day periods between April 2, 2012 and October 1, 2012 that has passed prior to achieving the FDA Milestone, times (y) $1,000,000, if the FDA Milestone is achieved after April 2, 2012, but on or before October 1, 2012; and (c) $0, if the FDA Milestone is achieved after October 1, 2012.

(ix) “Gross Profit Payment Product” means the LipoSonix Product, excluding the Sales Payment Product.

(x) “LipoSonix Product” means (A) the Company’s LipoSonix System, including the Sales Payment Product, which applies high intensity focused ultrasound for the purpose of using thermal lipolysis to treat adipose tissue, as it has been developed and commercialized by the Company prior to the Closing, and (B) following the Closing, any Product of the Company (including the Sales Payment Product), any modifications or enhancements of any Product of the Company and any product of the Buyer Group that applies high intensity focused ultrasound and that incorporates, uses, or is covered by the LipoSonix Technology.

(xi) “LipoSonix Technology” means any technology, including any methods, materials or products, that (i) was first disclosed in or is covered by (i.e., would infringe a claim of) any patents and patent applications owned by or exclusively licensed by the Company and is disclosed in Section 4.16(a) of the Seller Disclosure Schedule (including, without limitation, any continuation, divisional or reissue of any patent application or patent disclosed in Section 4.16(a) of the Seller Disclosure Schedule), or (ii) incorporates or uses any trade secret of the Company disclosed in Section 2.6(a)(x) of the Seller Disclosure Schedule.

(xii) “Sales Milestone” shall be deemed to be achieved upon the first occurrence in which, with respect to any Contingent Payment Year, the sum of Worldwide Net Sales for the Sales Payment Product, and Worldwide Gross Profit for the Gross Profit Payment Product and Worldwide Ancillary Gross Profit for the Contingent Payment Products recorded for such Contingent Payment Year exceeds $300,000,000.

(xiii) “Sales Milestone Payment Amount” means the amount of $30,000,000, less any amounts paid or payable (including any amounts that may become payable) as a “Sales Milestone Payment Amount” under the LipoSonix Agreement.

(xiv) “Sales Payment Product” means transducers for use as part of, or for use with, the LipoSonix Product, and any other disposable or limited life items sold for use with such transducers, including, but not limited to, treatment caps or cartridges.

(xv) “Sales/Profit Contingent Payment Amount” means, with respect to any Contingent Payment Year, an amount equal to the sum of (A) (x) the Sales/Profit Contingent Payment Percentage multiplied by (y) the Company Incremental Amount for such Contingent Payment Year and (B) the Additional LipoSonix Contingent Payment.

(xvi) “Sales/Profit Contingent Payment Percentage” means 25%.

(xvii) “Worldwide Ancillary Gross Profit” means (A) total gross revenues actually recognized from Contingent Payment Products, including, without limitation, (1) the leasing and servicing of Contingent Payment Products, (2) the use of Contingent Payment

Products by third parties (such as on a “fee for service basis”) and (3) licenses and similar arrangements pursuant to which a Person is granted the right to manufacture and/or market, lease, sell, service or otherwise obtain revenues from a Contingent Payment Product (but in each case excluding gross revenues that are included in Worldwide Gross Profit or Worldwide Net Sales) minus (B) the cost of such revenues, each as adjusted by any Worldwide Ancillary Gross Profit Adjustments (including amortization and depreciation) and all as recorded by Buyer (or any other applicable member of the Buyer Group if any such licensing, leasing or servicing contemplated hereby is recorded by such member of the Buyer Group but not by Buyer), all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, which procedures, methodologies and methods shall be in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Buyer with respect to any Contingent Payment Year or portion thereof, or to the extent it may otherwise be required pursuant to GAAP, the term “Worldwide Ancillary Gross Profit” shall not include: (A) any revenues or other value received for the lease or service of a specified Contingent Payment Product used for research, manufacturing or quality testing, clinical trials, compassionate or humanitarian purposes including expanded access programs (which provide access to therapies for no monetary consideration) or charitable donations; (B) any revenues or other value received (and related costs) by Buyer or any other member of the Buyer Group from the license of any Intellectual Property related to the Contingent Payment Products (other than for the right to manufacture and/or market, lease, sell, service or otherwise obtain revenues from any Contingent Payment Products); or (C) any amounts otherwise included in Worldwide Gross Profit or Worldwide Net Sales. For purposes of calculating “Worldwide Ancillary Gross Profit”, cost of revenues of any member of the Buyer Group shall exclude any payments, or amounts payable, to any other member of the Buyer Group, to the extent that such payments or amounts payable are in excess of actual costs incurred by such other member of the Buyer Group in connection with the applicable transaction.

(xviii) “Worldwide Ancillary Gross Profit Adjustments” means all adjustments, including the following items as applicable to each such Contingent Payment Product, to the extent such adjustments are customary under industry practices and are reflected as a reduction to gross revenue or an increase to cost of goods sold in the consolidated financial statements of Buyer in accordance with GAAP:

(A) credits or allowances granted upon returns, rejections or recalls (due to spoilage, damage, expiration of useful life), price reductions, or billing corrections;

(B) invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(C) credits or allowances granted including quantity, cash, bad debt and other trade discounts;

(D) Taxes (excluding withholding Taxes and Taxes paid by Buyer on the net income derived from licensing for manufacture and leasing of and servicing the Contingent Payment Products), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, lease, service, transportation, delivery, use, exportation or importation of Contingent Payment Products that are incurred at the time of license for manufacture, lease or service or are directly related to the license for manufacture, lease or service and not otherwise previously deducted;

(E) discounts, refunds, rebates, returns, charge backs, fees, credits or allowances (including billing corrections, amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, hospital buying group/group purchasing or leasing organization administration fees and managed care organization rebates), distribution fees and sales and other similar commissions to third parties, actually paid or incurred and which effectively reduce gross revenue;

(F) warranties, guaranties and maintenance arrangements; and

(G) any other customary adjustments related to products licensed for manufacture, leased or serviced and reasonably allocated to such Contingent Payment Products as a portion of the gross revenue or related cost of goods sold, in accordance with GAAP.

(xix) “Worldwide Gross Profit” means the difference between (A) the Worldwide Net Sales of a specified Contingent Payment Product minus (B) the cost of goods sold (as adjusted by any Worldwide Net Sales Adjustments), for such specified Contingent Payment Product, each as recorded by Buyer (or any other applicable member of the Buyer Group if any sales contemplated hereby are recorded by such member of the Buyer Group but not by Buyer), all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, which procedures, methodologies and methods shall be in accordance with GAAP, but excluding from cost of goods sold of any member of the Buyer Group any gross profit recorded by any member of the Buyer Group on any sales to any other member of the Buyer Group.

(xx) “Worldwide Net Sales” means the gross amounts invoiced for sales by Buyer (or any other applicable member of the Buyer Group if any sales contemplated hereby are recorded by such member of the Buyer Group but not by Buyer) from the sales of a specified Contingent Payment Product by a member of the Buyer Group or its authorized or licensed distributor after the Closing to unaffiliated third parties less the Worldwide Net Sales Adjustments, all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, which procedures and methodologies shall be in accordance with GAAP. For purposes of clarification, when measuring the Worldwide Net Sales recorded in respect of sales of a specified Contingent Payment Product by any Person other than a member of the Buyer Group, only the revenue recorded by Buyer or another member of the Buyer Group shall be included (for example, the transfer price or other amount received by Buyer or such other member of the Buyer Group, in the event of any sales by an authorized or licensed distributor of the specified Contingent Payment Product manufactured by Buyer), and the amount of revenue that may be recorded or achieved by such other Person who is not a member of the Buyer Group shall be disregarded. Notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Buyer with respect to any Contingent Payment Year or portion thereof, or to the extent it may otherwise be required pursuant to GAAP, the term “Worldwide Net Sales” shall not include (A) gross amounts invoiced for sales by Buyer or any member of the Buyer Group from transactions with another member of the Buyer Group unless such other member of the Buyer Group is an end user of the specified Contingent Payment Product; provided, however, that “Worldwide Net Sales” shall in such event include the gross amounts invoiced for sales, if any, recorded upon the further resale of such specified Contingent Payment Product by such other member of the Buyer Group less the Worldwide Net Sales Adjustments or (B) distribution to a third party of a specified Contingent Payment Product for research, manufacturing or quality testing, clinical trials, compassionate or humanitarian purposes including expanded access programs (which provide access to therapies for no monetary consideration) or charitable donations.

In the event that Sales Payment Products are sold on a bundled basis with Gross Profit Payment Products, the gross amount invoiced for such bundled sale will be allocated for purposes of Sections 2.6(a)(xviii) and (xix) between the Sales Payment Product and the Gross Profit Payment Product in proportion to the list price that would generally apply to sales to the applicable purchaser.

(xxi) “Worldwide Net Sales Adjustments” means all adjustments, including the following items as applicable to each such Contingent Payment Product, to the extent such adjustments are customary under industry practices and are reflected as a reduction to net sales or, for purposes of determining Worldwide Gross Profit, an increase to cost of goods sold in the consolidated financial statements of Buyer in accordance with GAAP:

(A) credits or allowances granted upon returns, rejections or recalls (due to spoilage, damage, expiration of useful life), retroactive price reductions, or billing corrections;

(B) invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(C) credits or allowances granted including quantity, cash, bad debt and other trade discounts;

(D) Taxes (including sales, value-added and excise Taxes, but excluding withholding Taxes and Taxes paid by Buyer on the net income derived from sales of the Contingent Payment Products), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of Contingent Payment Products that are incurred at the time of sale or are directly related to the sale and not otherwise previously deducted;

(E) discounts, refunds, rebates, returns, charge backs, fees, credits or allowances (including billing corrections, amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, hospital buying group/group purchasing organization administration fees and managed care organization rebates), distribution fees and sales commissions to third parties, actually paid or incurred and which effectively reduce the selling price;

(F) warranties, guaranties and maintenance arrangements; and

(G) any other customary adjustments related to products sold and reasonably allocated to such Contingent Payment Products as a portion of the total products sold or, for purposes of determining Worldwide Gross Profit, related cost of goods sold, in accordance with GAAP.

(b) Seller Contingent Payments. In the event that the Closing occurs, and subject to the set-off rights of Buyer pursuant to Section 2.7(h) and Article 9 hereof, after the Closing, but before the Contingent Payment Termination Date, Seller shall be entitled to receive the Seller Contingent Payments when and if required to be made in accordance with the provisions of this Section 2.6 and Section 2.7, and subject to the limitation on the Seller Contingent Payments set forth in this Section 2.6 and Section 2.7. The Seller Contingent Payments shall include the FDA Milestone Payment, the Sales Milestone Payment and the Sales/Profit Contingent Payments, as applicable, none of which Seller Contingent Payments shall bear interest.

(c) FDA Milestone Payment. Subject to the set-off rights of Buyer pursuant to Section 2.7(h) and Article 9 hereof, Buyer shall make a one-time Seller Contingent Payment equal to the FDA Milestone Payment Amount if and only if the FDA Milestone is achieved on or before October 1, 2012 (the “FDA Milestone Payment”).

(d) Sales Milestone Payment. Subject to the Contingent Payment Termination Date and the set-off rights of Buyer pursuant to Section 2.7(h) and Article 9 hereof, Buyer shall make a one-time Seller Contingent Payment (the “Sales Milestone Payment”) equal to the Sales Milestone Payment Amount following achievement of the Sales Milestone.

(e) Sales/Profit Contingent Payments. Subject to the Contingent Payment Termination Date and the set-off rights of Buyer pursuant to Section 2.7(h) and Article 9 hereof, Buyer shall make a Seller Contingent Payment, with respect to the Worldwide Net Sales for the Sales Payment Product, the Worldwide Gross Profit for the Gross Profit Payment Product, the Worldwide Ancillary Gross Profit for the Contingent Payment Products, the “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), the “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) and the “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement), equal to the Sales/Profit Contingent Payment Amount for each Contingent Payment Year (each, a “Sales/Profit Contingent Payment” and collectively, the “Sales/Profit Contingent Payments”), in accordance with Section 2.7.

(f) Contingent Payments Not Certain. Each of Buyer and Seller hereby acknowledge that the achievement of the FDA Milestone is uncertain and that Buyer and its Affiliates may not achieve the FDA Milestone prior to October 1, 2012 or at all, and it is therefore not assured that Buyer will be required to pay the FDA Milestone Payment at all. Each of Buyer and Seller hereby further acknowledge that the achievement of the Sales Milestone is uncertain and that Buyer and its Affiliates may not achieve the Sales Milestone prior to the Contingent Payment Termination Date or at all, and it is therefore not assured that Buyer will be required to pay the Sales Milestone Payment at all. Each of Buyer and Seller hereby further acknowledge that the amount of Worldwide Net Sales for the Sales Payment Product and Worldwide Gross Profit for the Gross Profit Payment Product and the Worldwide Ancillary Gross Profit for the Contingent Payment Products, if any, that Buyer and its Affiliates may generate during any one or more Contingent Payment Years is uncertain and that (i) Buyer and its Affiliates may not generate any Worldwide Net Sales, Worldwide Gross Profit or Worldwide Ancillary Gross Profit with respect to any Contingent Payment Product in any Contingent Payment Year, and (ii) it is therefore not assured that Buyer will be required to make any Sales/Profit Contingent Payments for any particular Contingent Payment Year, or at all.

(g) Commercially Reasonable Efforts.

(i) Commencing on the Closing Date and until the Contingent Payment Termination Date, Buyer shall use Commercially Reasonable Efforts to develop, market and sell the LipoSonix Product, and shall use all Commercially Reasonable Efforts to do so in a manner designed to achieve the overall growth and success (both in terms of Worldwide Net Sales, Worldwide Gross Profit and Worldwide Ancillary Gross Profit of the Contingent Payment Products) of such operations. In addition to the foregoing and not in limitation in anyway thereof, Buyer hereby agrees that, commencing on the Closing Date and until the Contingent Payment Termination Date, Buyer shall not, and shall cause its Subsidiaries and Affiliates (including the Company after the Closing) not to, take any actions or fail to take any actions concerning the operations of the Company (or any successor to the Company) with the intention of avoiding or reducing Buyer’s obligations under this Agreement with respect to the development, marketing and selling of the LipoSonix Product, including its obligations to make payment of any Seller Contingent Payments hereunder or the Contingent Payments under the LipoSonix Agreement.

(ii) For purposes of this Section 2.6(g) only, “Commercially Reasonable Efforts” means efforts reasonably used by Buyer for Buyer’s own products (including internally developed, acquired and in-licensed products) with similar commercial potential (assuming continuing development of such product), taking into consideration the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, issues of safety and efficacy, the profitability (not taking into account any payments payable under this Agreement), the extent of market exclusivity, the likely timing of the regulatory approval necessary to permit the product’s entry into the market, the then current level of market penetration, patent protection, cost to develop the product, promotable claims, health economic claims and other relevant factors, in each case, taking into account the facts and circumstances at the time such efforts are due.

(iii) In the event Seller asserts a Claim alleging that Buyer has failed to satisfy the Commercially Reasonable Efforts requirements set forth in Section 2.6(g)(i), any liability of Buyer under such Claim shall not exceed, and Seller shall not be entitled to recover any Losses in excess of, an amount equal to ***, which amount shall be reduced to *** after the FDA Milestone has been achieved and the FDA Milestone Payment has been paid to Buyer; provided, however, that no such limitation shall apply to the extent that Buyer (A) has failed to satisfy the Commercially Reasonable Efforts requirements in connection with the second sentence of Section 2.6(g)(i) or (B) has failed to satisfy the Commercially Reasonable Efforts requirements in connection in the first sentence of Section 2.6(g)(i) as a result of an Intentional

Breach of the first sentence of Section 2.6(g)(i) by Buyer. Notwithstanding anything to the contrary herein, to the extent that any Additional LipoSonix Contingent Payments become payable to Seller, Buyer shall have no obligation to, and Seller shall have no right to make any Claim for Losses arising out of any obligation of Buyer to, use Commercially Reasonable Efforts or any other level of efforts to achieve overall growth and success with respect to the Additional LipoSonix Contingent Payment, but will have only the obligations set forth in the LipoSonix Agreement with respect thereto. The limitation in this Section 2.6(g)(iii) is a limitation on liability and not a statement of liquidated damages.

(h) Cooperation on FDA Milestone

(i) After the Closing and until the FDA Milestone is achieved, Buyer shall notify Seller of any material communications with any applicable Governmental Authority (including the FDA), whether written or oral, as soon as reasonably practicable, but in no event later than three (3) Business Days after the receipt of such communications, and within such same time period, Buyer shall provide Seller with copies of any such written communications and written summaries of any such oral communications. Buyer shall also provide to Seller monthly updates regarding the progress of the Company’s regulatory filings and strategy for achieving the FDA Milestone.

(ii) After the Closing and until the FDA Milestone is achieved, the Joint Steering Committee (the “JSC”) shall make recommendations with respect to the progress of the Company’s regulatory filings and strategy for achieving the FDA Milestone, including regulatory filings to the applicable Governmental Authority (including the FDA), and responding to any communications or requests for information from any applicable Governmental Authority (including the FDA). The JSC shall be composed of four members, two of which shall be appointed by Buyer and two by Seller. To the extent that the JSC is unable to reach agreement with respect to an issue or resolve a dispute for a period of fifteen (15) days, such matter shall be submitted to direct negotiation and shall be resolved between the Chief Executive Officers of Buyer and Seller. Notwithstanding the foregoing, all final determinations with respect to any filings and interactions of Buyer with any Governmental Authority shall be ultimately made by Buyer.

(iii) Notwithstanding the foregoing, Seller shall have no obligations whatsoever with respect to the achievement of the FDA Milestone and shall not be liable whatsoever to any Person for Buyer’s inability to achieve the FDA Milestone.

Section 2.7 Payment of Seller Contingent Payments.

(a) FDA Milestone Payment. On or prior to the thirtieth (30th) day following the achievement of the FDA Milestone, Buyer shall deliver to Seller the FDA Milestone Payment Amount; provided, however, that Buyer shall not be required to make, and Seller shall not be entitled to receive, the FDA Milestone Payment if the FDA Milestone is achieved after October 1, 2012.

(b) Sales/Profit Contingent Payment Amount Certificates.

(i) On or prior to the twentieth (20th) day following the last day of each fiscal quarter during each Contingent Payment Year, Buyer shall deliver to Seller a certificate (each, a “Quarterly Contingent Payment Certificate”), setting forth for such fiscal quarter (A) (i) the amount of Worldwide Net Sales for the Sales Payment Product, Worldwide Gross Profit for the Gross Profit Payment Product and Worldwide Ancillary Gross Profit for the Contingent Payment Products, (ii) for the Gross Profit Payment Product, the number of units produced, the number of units sold, the average manufacturing cost per unit, and the average sales price per unit, (iii) for the Sales Payment Product, a detailed list of units produced, a detailed list of units sold, and the sales price per unit sold, (iv) the unconsolidated revenue and gross profit of each entity within the Buyer Group that is derived from the LipoSonix Product and (v) an allocation of Worldwide Net Sales for the Sales Payment Product and Worldwide Gross Profit for the Gross Profit Payment Product from sales and an allocation of Worldwide Ancillary Gross Profit for the Contingent Payment Products from licensing, leasing and provision of services (each identified separately) by each member of the Buyer Group, (B) if applicable, (i) the amount of “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) and “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement), (ii) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement), the number of units produced, the number of units sold, the average fully-loaded manufacturing cost per unit, and the average sales price per unit, (iii) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), a detailed list of units produced, a detailed list of units sold, and the sales price per unit sold, (iv) the unconsolidated revenue and gross profit of each entity within the Buyer Group that is derived from the “LipoSonix Product” (as defined in the LipoSonix Agreement) and (v) an allocation of “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement) and “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) from sales and an allocation of “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement) from licensing, leasing and provision of services (each identified separately) by each member of the Buyer Group, and (C) the amount, if any, to be set off by Buyer against the Seller Contingent Payments.

(ii) On or prior to the twentieth (20th) day following the last day of each Contingent Payment Year, Buyer shall deliver to Seller a certificate (each, a “Contingent Payment Certificate”), setting forth for such Contingent Payment Year (i) the amount of Worldwide Net Sales for the Sales Payment Product, Worldwide Gross Profit for the Gross Profit Payment Product and Worldwide Ancillary Gross Profit for the Contingent Payment Products, (ii) for the Gross Profit Payment Product, the number of units produced, the number of units sold, the average fully-loaded manufacturing cost per unit, and the average sales price per unit, (iii) for the Sales Payment Product, the number of units produced, the number of units sold, and the average sales price per unit, (iv) the unconsolidated revenue and gross profit of each entity within the Buyer Group that is derived from the LipoSonix Product and (v) an allocation of Worldwide Net Sales for the Sales Payment Product and Worldwide Gross Profit for the Gross Profit Payment Product from sales and an allocation of Worldwide Ancillary Gross Profit for the Contingent Payment Products from licensing, leasing and provision of services (each identified separately) by each member of the Buyer Group, (B) if applicable, (i) the amount of “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) and “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement), (ii) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement), the number of units produced, the number of units sold, the average fully-loaded manufacturing cost per unit, and the average sales price per unit, (iii) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), a detailed list of units produced, a detailed list of units sold, and the sales price per unit sold, (iv) the unconsolidated revenue and gross profit of each entity within the Buyer Group that is derived from the “LipoSonix Product” (as defined in the LipoSonix Agreement) and (v) an allocation of “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement) and “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) from sales and an allocation of “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement) from licensing, leasing and provision of services (each identified separately) by each member of the Buyer Group, and (C) (i) Buyer’s determination of the Sales/Profit Contingent Payment Amount, if any, for such Contingent Payment Year (including the calculation thereof, in reasonable detail) and (ii) the amount, if any, set off by Buyer against the Seller Contingent Payments.

(c) Seller Audit Rights. Buyer hereby grants, and shall cause the other members of the Buyer Group to grant, Seller and its representatives and advisers, at Seller’s sole expense, the right, exercisable no more than once during each thirty (30) day period following the receipt by Seller of a Contingent Payment Certificate, subject to the execution of, and compliance with, a confidentiality agreement with Buyer in substantially the form attached hereto as Exhibit B (which shall permit disclosure of information to Seller), to examine and have full access to the Buyer Group’s personnel, books of account and records of Worldwide Net Sales for the Sales Payment Product, Worldwide Gross Profit for the Gross Profit Payment Product, Worldwide Ancillary Gross Profit for the Contingent Payment Products, “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) or “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement) for the applicable Contingent Payment Year with respect to which the most recent Contingent Payment Certificate has been delivered, as well as the immediately prior Contingent Payment Year (or, with respect to the first Contingent Payment Year after the Contingent Payment Commencement Date, the immediately completed previous twelve (12) consecutive calendar month period), at the location of such records on prior written notice of at least ten (10) days, for the purpose of verifying and assessing the amount of Worldwide Net Sales for the Sales Payment Product, Worldwide Gross Profit for the Gross Profit Payment Product, Worldwide Ancillary Gross Profit for the Contingent Payment Products, “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Gross

Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) or “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement) for such Contingent Payment Years (each such review shall be referred to herein as a “Contingent Payment Audit”). Notwithstanding the foregoing, absent fraud, willful misconduct, or the discovery (following the completion of any Contingent Payment Audit) of a material fact in existence at the time of such Contingent Payment Audit and not disclosed by Buyer to Seller or its representatives in the course of conducting such Contingent Payment Audit, which material fact, if taken into account in the calculation of the applicable Sales/Profit Contingent Payment Amount, would have resulted in an increase in such Sales/Profit Contingent Payment Amount, Seller or its representatives shall not be permitted to review any records of Worldwide Net Sales, Worldwide Gross Profit or Worldwide Ancillary Gross Profit with respect to any Contingent Payment Product or of “Worldwide Net Sales” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) or “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) with respect to any “Contingent Payment Product” (as defined in the LipoSonix Agreement) for any Contingent Payment Year for which a Contingent Payment Audit has previously been performed. For the purpose of conducting a Contingent Payment Audit, Seller may hire, at its expense, one or more auditors or attorneys of Seller’s choosing to assist in such examination; provided, that such auditors or attorneys have entered into confidentiality agreements with Buyer in substantially the form attached hereto as Exhibit B (which shall permit disclosure of information to Seller). Seller and such representatives shall have access to all of the books, records and personnel required in the good faith judgment of the Seller to perform any Contingent Payment Audit for a thirty (30) day period, beginning on the date on which access to substantially all of such books and records is first given to Seller. Nothing in this Section 2.7(c) shall be deemed to require any member of the Buyer Group to keep any books of account or records other than those which they maintain in the ordinary course of business in its usual and customary practice, to retain any such books of account or records for any period in excess of the period for which they retain such records in the ordinary course of business in their usual and customary practice, or to provide access to any books and records other than that specified above, and no presumption shall be made against any member of the Buyer Group as a result of the absence of any such books and records as a result of the disposition of any such books and records in the ordinary course of business after such period as provided above; provided, however, that in no case shall any member of the Buyer Group dispose of such books of account or records with respect to a Contingent Payment Year earlier than the date one hundred eighty (180) days following the last day of the subsequent Contingent Payment Year or, if such Contingent Payment Year is the last Contingent Payment Year, one hundred eighty (180) days following the last day of such Contingent Payment Year; and, provided further, that once Seller gives notice of its intention to commence a Contingent Payment Audit with respect to a Contingent Payment Year or Contingent Payment Years, the Buyer Group shall keep and retain all books of account relating to Worldwide Net Sales for the Sales Payment Product, Worldwide Gross Profit for the Gross Profit Payment Product, Worldwide Ancillary Gross Profit for the Contingent Payment Products, “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) and “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment

Products” (as defined in the LipoSonix Agreement) for the Contingent Payment Year or Contingent Payment Years for which such Contingent Payment Audit is being conducted that are identified in a request or requests from Seller with respect to the Sales/Profit Contingent Payment Amount for such Contingent Payment Year or Contingent Payment Years.

(d) Dispute Notice. In the event that Seller does not agree with the Sales/Profit Contingent Payment Amount set forth on any Contingent Payment Certificate, Seller shall be entitled, during the period following delivery of such Contingent Payment Certificate and ending on the later of (i) ninety (90) days after delivery of such Contingent Payment Certificate and (ii) thirty (30) days following the completion of a Contingent Payment Audit commenced in connection with the delivery of such Contingent Payment Certificate (the “Dispute Period”), to give Buyer written notice (a “Dispute Notice”) of such disagreement. In the event that Seller does not deliver a Dispute Notice during the Dispute Period, the Sales/Profit Contingent Payment Amount set forth on such Contingent Payment Certificate shall irrevocably be deemed to be the final Sales/Profit Contingent Payment Amount for such Contingent Payment Year and all purposes of this Agreement, absent fraud and willful misconduct.

(e) Agreed Contingent Payment. In the event that Seller delivers a Dispute Notice within the Dispute Period, Seller and Buyer shall for a period of not less than thirty (30) days after delivery of the Dispute Notice attempt in good faith to resolve the Sales/Profit Contingent Payment Amount that is in dispute (the “Disputed Contingent Payment Amount”), and mutually determine any adjustments to such Sales/Profit Contingent Payment Amount (the “Agreed Contingent Payment Amount”). Buyer and Seller shall, subject to the execution of a confidentiality agreement in substantially the form attached hereto as Exhibit B, provide each other with such information, records and material kept in the ordinary course of business in such Party’s possession and which such Party may disclose without violating confidentiality obligations to third parties, as is reasonably necessary and appropriate in attempting to resolve such Disputed Contingent Payment Amount, including the delivery of a copy to Seller of any such information, records and material, to the extent then available, that was used to calculate the amount of Worldwide Net Sales for the Sales Payment Product, Worldwide Gross Profit for the Gross Profit Payment Product, Worldwide Ancillary Gross Profit for the Contingent Payment Products, “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement) and the Sales/Profit Contingent Payment Amount set forth on each relevant Contingent Payment Certificate. If the final Agreed Contingent Payment Amount determined pursuant to this Section 2.7(e) is greater than the Sales/Profit Contingent Payment Amount set forth on the relevant Contingent Payment Certificate by an amount equal to more than $1,000,000, Buyer shall pay all of the reasonable out-of-pocket costs and expenses actually incurred by Seller in connection with such Contingent Payment Audit.

(f) Arbitration of Disputes. In the event that no agreement can be reached by Seller and Buyer as to the calculation of the Disputed Contingent Payment Amount within ninety (90) days after delivery of a Dispute Notice and such disagreement relates only to the amount of Worldwide Net Sales for the Sales Payment Product, Worldwide Gross Profit for the Gross

Profit Payment Product, Worldwide Ancillary Gross Profit for the Contingent Payment Products, “Worldwide Net Sales” (as defined in the LipoSonix Agreement) for the “Sales Payment Product” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) for the “Gross Profit Payment Product” (as defined in the LipoSonix Agreement) or “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) for the “Contingent Payment Products” (as defined in the LipoSonix Agreement), then, pursuant to this Section 2.7(f), either Party shall have the right to submit the Disputed Contingent Payment Amount to arbitration by the Los Angeles, California office of one (1) of the following entities or their respective successors, or such other accountants as Seller and Buyer may mutually agree, so long as such entity or its successors is not the principal regularly-engaged outside accountant to Buyer or the Company or any auditor that may have assisted Seller in any Contingent Payment Audit: Deloitte & Touche LLP, KPMG, Ernst & Young LLP, PricewaterhouseCoopers, BDO Seidman, LLP, Grant Thornton LLP, or any successor entity to the foregoing (individually, an “Accountant,” and collectively, the “Accountants”). Seller and Buyer shall jointly select which of the Accountants will perform the calculation within thirty (30) days after Seller and Buyer determine that they are unable to settle the amount independently; provided, that in the event that Seller and Buyer are unable to agree upon the Accountant to perform such calculation within such thirty (30) day period, then each of Seller and Buyer shall select one of the Accountants and such Accountants shall jointly select a third Accountant to perform such calculation; provided, further, that any Accountant consulted or selected in accordance with this sentence shall enter into a confidentiality agreement with Buyer in substantially the form attached hereto as Exhibit B. The Accountant selected in accordance with the foregoing sentence shall be responsible for the determination of the Disputed Contingent Payment Amount (the “Appraiser”). The engagement and charge of the Appraiser shall be limited to determining the Worldwide Net Sales, Worldwide Gross Profit, Worldwide Ancillary Gross Profit, “Worldwide Net Sales” (as defined in the LipoSonix Agreement), “Worldwide Gross Profit” (as defined in the LipoSonix Agreement) and “Worldwide Ancillary Gross Profit” (as defined in the LipoSonix Agreement) of any identified Contingent Payment Product for the applicable Contingent Payment Year used to calculate the Disputed Contingent Payment Amount, and the Appraiser shall not be entitled to determine whether any products sold by Buyer or its Affiliates are Gross Profit Payment Products, Sales Payment Products, “Gross Profit Payment Products” (as defined in the LipoSonix Agreement) or “Sales Payment Products” (as defined in the LipoSonix Agreement) for purposes of this Agreement or any other matter (and any dispute with respect thereto shall be resolved in accordance with Section 11.8). The Appraiser shall determine the Disputed Contingent Payment Amount within the limitations set forth above within ninety (90) days after the date of such Appraiser’s engagement and the Appraiser shall be provided with such information and records, which may include on-site access and access to personnel, relating to such dispute as it may reasonably request. Any Disputed Contingent Payment Amount determined by an Appraiser in accordance with this Section 2.7(f) shall be deemed to be the final Sales/Profit Contingent Payment Amount for the applicable Contingent Payment Year for all purposes of this Agreement. The fees and expenses of the Appraiser shall be paid by Seller, provided, that if the final Sales/Profit Contingent Payment Amount determined by the Appraiser in any examination conducted pursuant to this Section 2.7(f) is greater than the Sales/Profit Contingent Payment Amount set forth on the relevant Contingent Payment Certificate by an amount equal to more than $1,000,000, then Buyer shall pay all of the fees and expenses of the Appraiser and all reasonable out-of-pocket costs and expenses actually incurred by Seller in connection with any Contingent Payment Audit.

(g) Final Calculation and Payment of Sales/Profit Contingent Payment and Sales Milestone Payment. With respect to any Sales/Profit Contingent Payment Amount for any Contingent Payment Year:

(i) In the event Seller does not deliver a Dispute Notice with respect to the Sales/Profit Contingent Payment Amount set forth on the Contingent Payment Certificate delivered for such Contingent Payment Year within the Dispute Period, or Seller delivers to Buyer a written notice informing Buyer of its agreement with the Sales/Profit Contingent Payment Amount set forth on such Contingent Payment Certificate, the Sales/Profit Contingent Payment Amount set forth in the relevant Contingent Payment Certificate shall irrevocably be deemed to be the final such Sales/Profit Contingent Payment Amount for such Contingent Payment Year for all purposes of this Agreement, absent fraud and willful misconduct, and Buyer shall, within ten (10) days after such determination, pay to Seller the amounts required to be paid based on such Sales/Profit Contingent Payment Amount and, if the Sales Milestone has also been achieved during such Contingent Payment Year, the Sales Milestone Payment Amount, subject to Section 2.7(h) hereof.

(ii) In the event that Seller delivers a Dispute Notice pursuant to Section 2.7(d) with respect to a Sales/Profit Contingent Payment Amount, and Buyer and Seller shall mutually determine the Agreed Contingent Payment Amount, then the Agreed Contingent Payment Amount shall irrevocably be deemed to be the final such Sales/Profit Contingent Payment Amount for such Contingent Payment Year for all purposes of this Agreement, absent fraud and willful misconduct, and Buyer shall, within ten (10) days after such Agreed Contingent Payment Amount is determined, pay to Seller the amounts required to be paid based on such Sales/Profit Contingent Payment Amount and, if the Sales Milestone has also been achieved during such Contingent Payment Year, the Sales Milestone Payment Amount, subject to Section 2.7(h) hereof.

(iii) In the event that the final Sales/Profit Contingent Payment Amount for such Contingent Payment Year is determined by an Appraiser pursuant to Section 2.7(f) above, then Buyer shall, within ten (10) days after such determination, pay to Seller the amounts required to be paid based on such Sales/Profit Contingent Payment Amount and, if the Sales Milestone has also been achieved during such Contingent Payment Year, the Sales Milestone Payment Amount, subject to Section 2.7(h) hereof.

(iv) The determination of any Sales/Profit Contingent Payment Amount and Sales Milestone Payment pursuant to Sections 2.7(g)(i)-(iii) shall, in the absence of fraud and willful misconduct, be conclusive, and in the absence of fraud and willful misconduct, Buyer and its Affiliates and Subsidiaries, Seller and Appraiser shall each be free from any and all liability resultant from such determination except as expressly set forth herein. Furthermore, Buyer shall not be required to make, and Seller shall not be entitled to receive, the Sales Milestone Payment if the Sales Milestone is achieved after the Contingent Payment Termination Date.

(h) Unilateral Right of Set-Off. Subject to the express limitations and procedures set forth in Article 9 and Section 6.13 hereof, the obligation of Buyer to make any Seller Contingent Payment shall be qualified by the right of Buyer to reduce the amount of any one or more of (i) the FDA Milestone Payment Amount, (ii) the Sales Milestone Payment Amount or (iii) the Sales/Profit Contingent Payment Amount for any Contingent Payment Year, by the amount of any Losses actually incurred or suffered, or more likely than not to be incurred or suffered, by Buyer for which Buyer is entitled to indemnification pursuant to Article 9, but, except for Claims based on fraud, in no event shall such Seller Contingent Payments be reduced by, (A) with respect to indemnification pursuant to Section 9.2(a)(i) (except in respect of the representations and warranties made under Sections 4.3, 4.4, 4.14, 4.18 and 4.29), Section 9.2(a)(ii) (except in respect of an Intentional Breach by Seller of the covenants or agreements described in such Section), Section 9.2(a)(iii) (except in respect of an Intentional Breach by Seller of the covenants or agreements described in such Section), Section 9.2(a)(vii) and Section 9.2(a)(viii), more than an amount equal to the sum of (x) *** of the sum of the Purchase Price and the FDA Milestone Payment (to the extent actually paid by Buyer to Seller) and (y) *** of the Seller Contingent Payments, other than the FDA Milestone Payment, actually paid by Buyer to Seller hereunder, and (B) with respect to indemnification pursuant to (1) Section 9.2(a)(i) with respect to the representations and warranties made under Sections 4.3(a), 4.4, 4.18 and 4.29 and (2) Section 9.2(a)(v), more than an amount equal to *** of the sum of (x) the Purchase Price and (y) the Seller Contingent Payments actually paid by Buyer to Seller hereunder; provided, that (x) the right of Buyer to reduce any Seller Contingent Payment pursuant to this Section 2.7(h) is subject to the limitations, notice requirements and procedures set forth in Article 9, including Sections 9.3 through 9.5; (y) with respect to Losses more likely than not to be incurred or suffered with respect to any Third Party Claim, the amount by which the Seller Contingent Payments are reduced shall not exceed the amount stated in any notice provided by Buyer of such Claim in accordance with Article 9 (if such amount is reasonably available); and (z) in the event that Buyer is entitled to indemnification pursuant to Article 9 and entitled to offset hereunder, but its recovery is limited by clause (A) or (B) of this sentence, Buyer shall be entitled to recover any unrecovered amount as to which Buyer is entitled to indemnification pursuant to Article 9 and entitled to offset hereunder from future Contingent Payments, subject to limitations set forth in clauses (A) and (B) of this sentence. In the event that (A) Buyer sets off the amount of any Seller Contingent Payment by the amount of any Losses that have not been, at the time such Seller Contingent Payment is made, incurred by Buyer or (B) Seller objects to a Claim as set forth in Section 9.4, and it is later finally determined that the full amount of such Losses will not be incurred by Buyer, or the applicable Buyer Indemnified Person is not entitled to indemnification pursuant to Article 9 with respect to any portion of such Losses, as the case may be, then, following such determination, Buyer shall pay to Seller, promptly after such determination, the amount of the prior reduction attributable to such Losses that will not be incurred by Buyer (or for which the applicable Buyer Indemnified Person is not entitled to indemnification). Any amounts paid to the Seller pursuant to the immediately preceding sentence shall be (i) increased by simple interest on such amount calculated at the Interest Rate to and including the date of payment based on a 365-day year, without compounding, (ii) made by wire transfer of immediately available funds to an account designated by Seller, and (iii) treated as an adjustment to the Purchase Price for tax reporting purposes. Subject to Section 9.7, Buyer shall have no right to set-off or reduce the amount of any Seller Contingent Payment otherwise required to be paid pursuant to this Section 2.7 except as is expressly set forth in this Section 2.7(h).

(i) No Security. The Parties understand and agree that (a) the contingent rights to receive any Seller Contingent Payment will not be represented by any form of certificate, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (b) Seller shall not have any rights as a security holder of the Company or Buyer as a result of such Seller’s contingent right to receive any Seller Contingent Payment hereunder and (c) no interest is payable with respect to any Seller Contingent Payment.

(j) Seller Contingent Payments Not Royalties. The Seller Contingent Payments provided for pursuant to this Article 2 are provided as a result of bona fide difficulties in determining the present value of the Company. The Seller Contingent Payments represent (and shall be reported by Buyer as) additional consideration for the Shares and are not intended to be royalty payments. Buyer agrees that the Seller Contingent Payments will be reported by Buyer as deferred payments subject to installment sale treatment under Section 453 of the Code (and will be reported by Buyer in part as payments of interest pursuant to Section 483 or Section 1274 of the Code).

Section 2.8 Consent Requirement. If, after the Closing and prior to the Contingent Payment Termination Date:

(a) Buyer (or a Subsidiary or Affiliate thereof) shall cease to own a majority of the outstanding voting securities of the Company (or of any other Subsidiary of Buyer that is engaged in developing, manufacturing, marketing or selling the LipoSonix Product (a “Successor Subsidiary”)); or

(b) Buyer or any of its Subsidiaries, including the Company, shall, in one or a series of transactions, sell, license or transfer to any Person all or substantially all of the Intellectual Property used in developing, manufacturing, marketing or selling the LipoSonix Product to any Person;

then, (i) Buyer, prior to entering into such transaction or transactions, shall obtain Seller’s written consent, which shall not be unreasonably withheld, and (ii) any Person acquiring a majority of the outstanding voting securities of the Company or a Successor Subsidiary after the Closing in a transaction described in Section 2.8(a) or acquiring all or substantially all of the Intellectual Property used in developing, marketing or selling the LipoSonix Product in a transaction described in Section 2.8(b), as the case may be (the “Acquiring Person”), shall explicitly assume in writing the obligations of Buyer to make the Seller Contingent Payments as set forth in this Agreement and shall agree in writing to be bound by and to comply with the terms and conditions set forth in this Agreement and the terms and conditions of Sections 2.6 and 2.7 of this Agreement (including but not limited to the requirements set forth in Section 2.6(g)). For purposes of this Section 2.8, Seller shall be deemed to have unreasonably withheld its consent if with respect to the transaction or transactions described in this Section 2.8, the Acquiring Person expressly assumes the obligations as set forth in clause (ii) of this Section 2.8 and if such Acquiring Person is a Qualified Acquiring Person. A “Qualified Acquiring Person”

means a Person (i) who (A) is directly engaged in any business that develops, manufactures, sells, markets or distributes pharmaceutical, medical device or any other healthcare products or devices, and (B) has earnings before interest, taxes, depreciation and amortization (or EBITDA) of no less than $10,000,000 in each of the two fiscal years immediately preceding the transaction or transactions described in this Section 2.8 or (ii) that is an Affiliate of a financial sponsor, private equity firm or similar organization, which Affiliate (together with the Company or Successor Subsidiary), (A) immediately after the closing of such acquisition, has a consolidated ratio of total debt to EBITDA (as such term is defined in the Credit Agreement) for the 12-month period ended the date of such transaction that is no greater than 4.0 to 1(4.0x), and (B) has, on a pro forma basis, earnings before interest, taxes, depreciation and amortization (or EBITDA) of no less than $10,000,000 in each of the two fiscal years immediately preceding the transaction or transactions described in this Section 2.8. Upon and following Seller’s written consent and the express assumption and agreement by the Person referred to in this Section 2.8, Buyer shall have no further obligation to make any further Seller Contingent Payments pursuant to this Agreement. For the avoidance of doubt, this Section 2.8 shall not apply to an acquisition of a majority of the outstanding voting securities of Buyer or a change of control of Buyer that does not involve a separate transfer of the assets or equity securities of the Company; it being understood that, following any such transaction, this Section 2.8 shall continue to apply to any future transactions described under clauses (a) or (b) above.

ARTICLE 3

CLOSING

Section 3.1 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at the Washington, DC offices of Hogan Lovells US LLP at 10:00 a.m. (local time), as soon as practicable, provided, that if all of the conditions set forth in Article 7 are not satisfied or waived on or before such date (other than those conditions which by their nature are intended to be fulfilled at the Closing), the Closing shall be held on the date which is five (5) Business Days after the date on which all such conditions shall have been satisfied or waived, or at such other time, date and place as the parties may agree (the date on which the Closing shall occur pursuant to this Section 3.1 is referred to herein as the “Closing Date”). The transfer of the Shares pursuant to Section 2.1 shall be deemed to become effective as of 12:01 a.m. on the Closing Date.

Section 3.2 Closing Deliveries. At the Closing:

(a) Buyer shall deliver to Seller evidence of the wire transfers referred to in Section 2.3;

(b) Seller shall deliver to Buyer one or more stock certificates evidencing the Shares being sold by Seller, which certificates shall be duly endorsed to Buyer or accompanied by dully executed stock powers; and

(c) each Party shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party pursuant to Article 7 and the other provisions of this Agreement, as applicable.

ARTICLE 4

REPRESENTATIONS AND

WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows (it being understood that each representation and warranty contained in this Article 4 is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the disclosure schedule delivered by Seller (the “Seller Disclosure Schedule”) corresponding to the particular section or subsection in this Article 4 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Seller Disclosure Schedule by reference to another section or subsection of the Seller Disclosure Schedule); and (c) any exceptions or disclosures set forth in any other section of subsection of the Seller Disclosure Schedule to the extent it would be clear to a reasonable person that the disclosure contained in such section or subsection should qualify such non-referenced representation or warranty without the necessity of repetitive disclosure or cross-reference):

Section 4.1 Organization and Qualification.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite corporate power and authority necessary to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders and approvals (collectively, “Approvals”) necessary to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to possess any such Approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (including any applicable non-U.S. jurisdiction) where the character of the assets or properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest (or right convertible into any such interest) in any corporation, partnership, limited liability company or other entity or business association. The Company is not a participant in any joint venture or similar arrangement.

Section 4.2 Charter and Bylaws. Seller has heretofore provided to Buyer true and complete copies of the Charter and Bylaws, as modified, supplemented, amended or restated. Such Charter and Bylaws are in full force and effect, and no other organizational documents are applicable to or binding upon the Company.

Section 4.3 Shares; Indebtedness.

(a) The authorized capital stock of the Company consists of 100 shares of Common Stock, 100 shares of which are issued and outstanding as of the date of this Agreement and constitute the Shares. Seller is the sole beneficial and record owner of the Shares free and clear of all Liens. Except for the Shares, there are no other outstanding equity securities in the Company. Seller has, and shall have at the Closing, good and valid title, free and clear of all Liens, to the Shares, with full right and lawful authority to sell and transfer such Shares to Buyer pursuant to this Agreement. Except as set forth in this Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue, sell or grant any rights to acquire, any Shares or other shares of capital stock of any class of the Company. All of the Shares are duly authorized, validly issued and outstanding and are fully paid, and were issued in all material respects in conformity with all applicable state and federal securities laws. There are no preemptive or similar rights (under Contract or otherwise) in respect of any of the Shares.

(b) As of the Closing, the Company will have no outstanding Indebtedness. As of the Closing, except for liabilities or obligations set forth in (i) the Unaudited Financial Statements or (ii) the Statement of Working Capital, the Company will have no liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued, fixed or otherwise) that are related to any business or operation of Seller (or a Subsidiary or Affiliate thereof, other than the business or operations of the Company).

Section 4.4 Authority; Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement and each other instrument and document required to be executed and delivered by it at or prior to the Closing, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Contemplated Transactions have been approved by Seller’s Board of Directors, duly and validly authorized by all necessary action and no other proceedings on the part of Seller are necessary to authorize this Agreement or to perform Seller’s obligations hereunder or thereunder or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Seller, or will be duly and validly executed and delivered by Seller at or prior to Closing, and assuming the due authorization, execution and delivery thereof by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Seller of this Agreement and each other instrument and document required by this Agreement to be executed and delivered by Seller do not, and the performance of this Agreement and each other instrument and document required by this Agreement to be executed and delivered by Seller, shall not, (i) conflict with or violate the certificate of incorporation or the bylaws of Seller or the Charter or the By-Laws, (ii) subject to the filings and other matters referred to in Section 4.5(b), conflict with or violate in any respect any Law or Order, in each case applicable to Seller or the Company, or by which any of their respective properties, rights or assets is bound or affected, or (iii) except as set forth in Section 4.5(a) of the Seller Disclosure Schedule result in any material breach or material violation of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the termination of any Material Contract or in the creation of a Lien on any of the properties, rights or assets of the Company pursuant to any bond, indenture, Contract, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties, rights or assets is bound or affected.

(b) The execution and delivery by Seller of this Agreement and each other instrument and document required by this Agreement to be executed and delivered by Seller at or prior to the Closing do not, and the performance of this Agreement and any instrument required by this Agreement to be executed and delivered by Seller at or prior to the Closing, shall not, require Seller or the Company to obtain any Approval of any Person, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except (i) for compliance with any applicable requirements of the pre-merger notification requirements of the HSR Act, and any applicable Foreign Competition Laws or (ii) as set forth in Section 4.5(b) of the Seller Disclosure Schedule.

Section 4.6 Material Contracts.

(a) Section 4.6(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, and if oral, an accurate and complete summary, of all Contracts to which the Company is a party or by which its properties, rights or assets are bound which are material to the Company or the operation of its business as conducted or as planned by the Company to be conducted as of the date hereof (collectively, “Material Contracts;” provided, however, that the LipoSonix Agreement shall not be deemed a Material Contract), including, without limitation, the following Contracts:

(i) employment Contracts, consulting Contracts or sales and distributor Contracts with any employee, consultant, sales representative, distributor or other agent of the Company (other than offer letters with employees providing for “at will” employment with the Company with no obligation to pay severance), and all severance, change in control or similar Contracts with any current or former stockholder, director, officer, employee, consultant, sales representative, distributor or other agent, or any member of their immediate family or any Affiliate of the Company that would result in any obligation (absolute or contingent) of the Company to make any payment to any current or former stockholder, director, officer, employee, consultant, sales representative, distributor or other agent, or any member of their immediate family or any Affiliate of the Company following either the Contemplated Transactions, termination of employment (or the relevant relationship), or both;

(ii) labor or collective bargaining Contracts (if any);

(iii) Contracts for pre-clinical or other testing, clinical or marketing trials relating to the Company’s Products and Contracts with physicians, hospitals, clinics or other healthcare providers, or other scientific or medical advisors;

(iv) any Contract reasonably likely to involve revenues, receipts, expenditures or liabilities in excess of $30,000 per annum or $50,000 in the aggregate, which is not cancelable by the Company (without penalty, cost or other liability) upon thirty (30) days’ notice;

(v) promissory notes, credit agreements, loans, indentures, evidences of Indebtedness or other instruments and Contracts relating to the borrowing or lending of money, whether as borrower, lender or guarantor, in each case, relating to Indebtedness or obligations in excess of $50,000;

(vi) any interest rate swaps, caps, floors or option Contracts or any other interest rate risk management arrangement or foreign exchange Contracts;

(vii) Contracts containing any provision limiting in any respect the freedom of the Company (or which after the Closing purport to limit or would limit the freedom of Buyer or any of its Subsidiaries or Affiliates) to engage in any line of business, to develop, market or distribute products or services, to compete with any Person, to operate at any location in the world or to change sales quotas or targets under any Contracts with distributors, sales representatives, or other agents;

(viii) joint venture or partnership agreements or joint development, distribution or similar Contracts pursuant to which any third party is entitled or obligated to develop or distribute any products or provide any services on behalf of the Company or pursuant to which the Company is entitled or obligated to develop, manufacture, supply, process, produce or distribute any Products or provide any services on behalf of any third party;

(ix) any Contract that is primarily a guarantee, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person (except for Contracts in the ordinary course of business or standard agreements with end users and business partners);

(x) any currently effective Contract, or any Contract that has expired or been terminated which has surviving provisions, providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or any predecessor Person;

(xi) any Contract with any Governmental Authority or with any labor union;

(xii) Contracts for the acquisition, directly or indirectly (by merger or otherwise) of assets (whether tangible or intangible), including any capital stock of another Person, for consideration in excess of $50,000;

(xiii) Contracts involving the issuance or repurchase of any capital stock or other equity interest of the Company;

(xiv) performance or payment guarantees, keep well arrangements and other similar credit support obligations or arrangements;

(xv) leases or subleases in respect of (A) any Real Property or (B) any material rights, assets or property;

(xvi) Contracts under which (A) the Company has granted exclusive or non-exclusive rights to Products or (B) another party processes, produces or manufactures, or will process, produce or manufacture, Products;

(xvii) Contracts concerning Intellectual Property, including any agreements described in Sections 4.16(h) and 4.16(k) of this Agreement;

(xviii) stockholders’ rights plan or agreement, “poison pill” or similar plan or Contract;

(xix) any settlement agreement entered into within the last three (3) years;

(xx) Contracts with customers, suppliers and distributors involving amounts in excess of $50,000; and

(xxi) Except for those Contracts that will be terminated prior to the Closing, any Contract containing an obligation that is related to any business or operation of Seller (or a Subsidiary or Affiliate thereof, other than the Company) and unrelated to the business or operations of the Company.

(b) Seller has made available to Buyer true and complete copies of each Material Contract, together with all amendments and supplements thereto, or, if no written Contract exists, an accurate and complete description of such Material Contract. Except as set forth in Section 4.6(b)-1 of the Seller Disclosure Schedule, other than Material Contracts that have terminated or expired in accordance with their terms, each Material Contract is in full force and effect, is a valid and binding obligation of the Company and, to the Knowledge of Seller, of each other party thereto and is enforceable against the Company and, to the Knowledge of Seller, against each other party thereto, and such Material Contracts will continue to be (i) valid, binding and enforceable against the Company and, to the Knowledge of Seller, of each other party thereto, and (ii) in full force and effect immediately following the Closing, with no alteration or acceleration or increase in fees or liabilities, payments, obligations or burdens. The

Company is not alleged to be and, to the Knowledge of Seller, no other party is or is alleged to be in, or has received notice of any, default under, or breach or violation of, any Material Contract and, to the Knowledge of Seller, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation and Seller has no reasonable basis for suspecting that any such default, breach or violation exists or will be forthcoming. No break-up or other similar fee is due or owing by the Company in connection with any prior negotiations, discussions or arrangements regarding any transaction, similar to the Contemplated Transaction or otherwise, or other Contract. Except as set forth in Section 4.6(b)-2 of the Seller Disclosure Schedule, the Company is not currently involved, nor has it been involved since December 31, 2010, in any dispute with any counterparty to any Material Contract, and the Company has not received written or, to the Knowledge of Seller, oral notice since December 31, 2010 from any such counterparty to the effect that such counterparty intends to terminate or otherwise alter or modify the terms of any such Material Contract.

(c) Section 4.6(c) of the Seller Disclosure Schedule sets forth any Material Contract which, by its terms, will be modified or adjusted, will become terminable by any other party thereto, or will require consent by or notification to any other party thereto, in each case, as a result of the execution of this Agreement or the consummation of the Contemplated Transactions.

(d) The Company has no liability pursuant to any grant from the National Institutes of Health, and no event has occurred which, with the giving of notice or the passage of time or both, would cause any liability to Buyer or any of its Affiliates with respect to any such grant, and the Company has no reasonable basis for suspecting that any such liability exists or will be forthcoming (whether as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby).

Section 4.7 Compliance.

(a) The Company is in compliance with, and is not in default or violation of (i) its Charter or Bylaws, (ii) any Law or Order by which the Company or its properties, rights or assets are bound or affected, and (iii) the terms of all bonds, indentures, Contracts, permits, franchises and other instruments or obligations to which the Company or by which the Company or its properties, rights or assets are bound or affected, except in the case of clauses (ii) and (iii) for immaterial noncompliance, defaults or violations. The Company is in material compliance with the terms of all applicable Approvals.

(b) The Company (i) is not, to the Knowledge of Seller, under investigation by any Governmental Authority with respect to any violation of any Approval or any Law or Order and (ii) has not been charged with, has not received notice of, or to the Knowledge of Seller, has not been threatened to be charged with, any revocation, withdrawal, suspension, cancellation, termination or modification of any Approval or any Law or Order applicable to the Company.

(c) Section 4.7(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material permits issued to or held by the Company. Such listed permits are the only material permits that are required for the Company to conduct its business as presently conducted. Each such permit is in full force and effect; the Company is in material compliance with the terms of each such permit; and, to the Knowledge of Seller, no suspension or cancellation or material modification of such permit is threatened.

Section 4.8 Absence of Certain Changes or Events.

(a) During the period from December 31, 2010 to the date hereof, the Company has conducted its business only in the ordinary course of business consistent with past practice, and, since December 31, 2010, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as described in Section 4.8(b) of the Seller Disclosure Schedule, during the period from December 31, 2010 to the date hereof:

(i) there has not been (A) any change by the Company in its accounting or cash management methods, principles or practices (including with respect to reserves, revenue recognition, timing for payments of accounts payable, collections of accounts receivable and depreciation or amortization policies or rates) or (B) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(ii) the Company has not amended or otherwise modified its Charter or Bylaws, or altered through merger, liquidation, reorganization, restructuring or in any other fashion the structure or ownership of the Company;

(iii) the Company has not declared, set aside or paid any dividend or other distribution (whether in cash, stock (or similar equity interest) or property or any combination thereof) in respect of any of its capital stock; or amended the terms of, repurchased, redeemed or otherwise acquired any of its securities;

(iv) the Company has not sold, transferred, delivered, leased, subleased, licensed, sublicensed, mortgaged, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, assumed or caused to be subjected to any Lien on, any of the rights, assets or properties of the Company (including any Intellectual Property or accounts receivable), except for the sale of inventory and disposal of obsolete assets in the ordinary course of business consistent with past practice;

(v) the Company has not acquired any rights, assets or properties other than in the ordinary course of business consistent with past practice;

(vi) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any material rights, assets or properties of the Company;

(vii) the Company has not (A) incurred or modified any Indebtedness or issued any debt securities or any warrants or rights to acquire any debt security, (B) assumed, guaranteed or endorsed or otherwise become responsible for, the obligations of any Person,

(C) entered into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, or (D) made any loans or advances (except for advances of reasonable business expenses in the ordinary course of business consistent with past practice);

(viii) the Company has not authorized or made any capital expenditures outside of the ordinary course of business consistent with past practice and in excess of $50,000;

(ix) there has not been any (A) increase in, acceleration of or provision for compensation, benefits (fringe or otherwise) or other rights to any employee, contractor or subcontractor of the Company except in the ordinary course of business consistent with past practice, (B) grant, agreement to grant, or amendment or modification of any grant or agreement to grant, any severance, bonus, termination, retention or similar payment to any employee, contractor or subcontractor of the Company except in the ordinary course of business consistent with past practice, (C) loan or advance of money or other property by the Company to any of its employees, contractors or subcontractors (except for advances of business expenses in the ordinary course of business consistent with past practice), or (D) establishment, adoption, entrance into, amendment or termination of any Employee Plan (except as otherwise required by applicable Law), collective bargaining agreement or other labor agreement;

(x) there has not been any termination, lay off, or resignation of any executive or management employee or key employee at the Company, or any hiring to fill any executive or management position or key employee position at the Company; and to the Knowledge of Seller, there is no impending resignation or termination of employment of any such executive or management employee or key employee;

(xi) there has not been any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xii) the Company has not (A) made or changed any Tax election or changed any method of Tax accounting, (B) settled or compromised any federal, state, local or foreign Tax liability, (C) filed any amended Tax Return, (D) entered into any closing agreement relating to any Tax, (E) agreed to an extension of a statute of limitations, or (F) surrendered any right to claim a Tax refund; and

(xiii) there has not been any other event or condition of any character that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.9 Liabilities. The Company does not have any liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued, fixed or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (a) disclosed in the unaudited listing of assets and liabilities of the Company as of June 30, 2011, (b) not required to be disclosed under GAAP or (c) incurred since June 30, 2011 in the ordinary course of business consistent with past practice (excluding any incurrence of Indebtedness), except as described in Section 4.9 of the Company Disclosure Schedule.

Section 4.10 Absence of Litigation. Except as described in Section 4.10 of the Seller Disclosure Schedule, since the “Effective Time” (as defined in the LipoSonix Agreement), there have been no (a) Claims pending on behalf of or against or, to the Knowledge of Seller, Claims threatened on behalf of or against the Company (or Seller or its Affiliates with respect to the Company) or its properties, rights or assets (including cease and desist letters or requests for a license), (b) Order outstanding to which the Company or its properties, rights or assets is subject, (c) Claim which questions or challenges (i) the validity of this Agreement or (ii) any action taken or to be taken by the Company pursuant to this Agreement or in connection with the Contemplated Transactions. No director, officer, employee, consultant or agent of the Company has asserted a Claim or demand for payment or has a basis for a Claim or demand for payment against the Company in respect of the period prior to and including the Closing (other than accrued and unpaid compensation earned in the ordinary course of business).

Section 4.11 Employee Benefit Plans.

(a) As of the date of this Agreement, Section 4.11(a) of the Seller Disclosure Schedule lists and, in the case of employee benefit plans not reduced to writing, describes all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, and all incentive and compensation plans, including without limitation all cash (including without limitation bonus) and equity (including without limitation stock option, restricted stock, stock purchase, stock appreciation rights), incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, whether written or oral, and any employment or executive compensation or severance Contracts, written or otherwise, for the benefit of, or relating to, any present or former employee, director or independent contractor of the Company, (i) which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company (an “ERISA Affiliate”) within the meaning of Section 414 of the Code, or (ii) under which the Company or ERISA Affiliate has any liability whether or not such plan is terminated (together, the “Employee Plans”). Seller has provided to Buyer correct and complete copies of (where applicable) (i) summary plan descriptions related to each Employee Plan, (ii) the most recent determination letters or opinion letters received from the IRS for each Employee Plan, (iii) the three most recent IRS Forms 5500 Annual Report for each Employee Plan, (iv) the most recent audited financial statement and actuarial valuation report for each Employee Plan, (v) the most recent discrimination testing results for each Employee Plan and (vi) all correspondence with, rulings by or opinions by the United States Internal Revenue Service (the “IRS”) or the U.S. Department of Labor for each Employee Plan. No Employee Plans are maintained, sponsored, or contributed to by the Company and the Company does not have, and following the Closing will not have, any liability with respect to any Employee Plans, except as set forth in (i) the Unaudited Financial Statements or (ii) the Statement of Working Capital.

(b) (i) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan (and which is not otherwise exempt); (ii) there has been no breach of fiduciary obligations imposed under Title I of ERISA with respect to any Employee Plan; (iii) there are no Claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against any Employee Plan or against the assets of any Employee Plan; (iv) all Employee Plans conform to, and in their operation and administration are in all material respects in compliance with, the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), Orders and governmental Regulations currently in effect with respect thereto and any other applicable Laws; (v) the Company and ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or in violation of, and Seller Company has no Knowledge of any default or violation by any other Person with respect to, any of the Employee Plans; and (vi) each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code), and has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may reasonably be expected to cause the loss of such qualification (or exemption).

(c) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and neither the Company nor any ERISA Affiliate has or has ever had an obligation to contribute, or incurred any liability in respect of a contribution, to any such employee pension benefit plan or multiemployer plan.

(d) No Employee Plan is (i) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (ii) an “employee stock ownership plan” (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in “employer securities” (within the meaning of Section 409(l) of the Code), (iii) a “multiple employer plan,” as described in Code Section 413(c) or Sections 4063 or 4064 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA (a “MEWA”). If any Employee Plan is a MEWA, the benefits thereunder are fully insured.

(e) Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 713 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, as amended, to the extent such requirements are applicable. No Employee Plan or other written or oral agreement exists which obligates the Company to provide health care coverage or medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee, director or consultant of the Company following such current or former employee’s, director’s or consultant’s termination of employment, service or consultancy with the Company, other than COBRA Coverage or similar state law coverage.

(f) Except as set forth in Section 4.11(f) of the Seller Disclosure Schedule, no Employee Plan exists that, as a result of the execution and delivery of this Agreement or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerating the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans or (iii) any breach or violation of, or default under, any of the Employee Plans. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreements that as a result of the Contemplated Transactions (whether alone or in connection with any subsequent event(s) could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

(g) All contributions and payments with respect to each Employee Plan that are required to be made by the Company with respect to periods ending on or prior to the Closing Date have been, or will be, made or accrued before the Closing Date in accordance with the terms of the applicable Employee Plan.

Section 4.12 Employment and Labor Matters.

(a) As of the date of this Agreement, Section 4.12(a) of the Seller Disclosure Schedule identifies (i) all current directors and officers of the Company and (ii) all current employees, consultants and agents (including sales representatives and distributors) employed or engaged by the Company and, for each individual identified in clauses (i) or (ii), sets forth each such individual’s rate of pay or annual compensation, job title and date of hire. As of the date of this Agreement, except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, there are no employment, consulting, commission, incentive or bonus pay, severance pay, retention or continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company and any current or former stockholder, officer, director, employee, consultant, labor organization or other representative of the Company’s employees providing for payments in an aggregate amount of $50,000 or greater, nor is any such Contract presently being negotiated. There are no collective bargaining agreements or other similar Contracts (whether in writing or not) between the Company and any current or former officer, employee, labor organization or other representative of the Company’s employees, nor is any such Contract presently being negotiated. Seller has provided to Buyer complete and correct copies of all such agreements and Contracts. The Company has not failed to make or is not otherwise delinquent in payments to any of its employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, none of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Authority or Court. Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, there is no pending or, to the Knowledge of Seller, threatened Claim, unfair labor practice charge, or other charge or inquiry against the Company brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employee, or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or Governmental Authority.

(b) Except as set forth in Section 4.12(b) of the Seller Disclosure Schedule, (i) there are no controversies pending or, to the Knowledge of Seller, threatened, between the

Company, on the one hand, and its employees or consultants, on the other hand; (ii) the Company is not a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company nor are there any activities or proceedings of any labor union to organize any such employees of the Company; (iii) since December 31, 2009, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company; and (iv) there are no employment-related grievances pending or, to the Knowledge of Seller, threatened. Except as set forth in Section 4.12(b)-1 of the Seller Disclosure Schedule, the Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company is in compliance in all material respects with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and similar Laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in the WARN Act and similar Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of the WARN Act or implemented any early retirement, separation or window program within the past two (2) years, nor has the Company planned or announced any such action or program for the future.

Section 4.13 Title to Assets; Leases; Sufficiency of Assets.

(a) The Company has good and marketable title to all of its real or personal properties (whether owned or leased), rights and assets, free and clear of all Liens. The Company does not currently own nor has ever owned any real property or interest therein, nor has received any notice of any Lien with respect to any of its leasehold interests.

(b) Section 4.13(b) of the Seller Disclosure Schedule contains a complete and accurate list of all leases of real property to which the Company is a party or by which it holds a leasehold interest or is otherwise obligated (collectively, “Real Property”). Seller has provided to Buyer complete and accurate copies of all such leases for Real Property. Each Real Property lease to which the Company is a party is legal, valid, binding and in full force and effect in accordance with its terms, and all rents and additional rents due to date from the Company on each such lease have been paid. As of the date of this Agreement, the Company has not received written notice that it is in material default under any Real Property lease to which the Company is a party, and there exists no material default by the Company, or to the Knowledge of Seller, by any other party under any such lease. Except as set forth in Section 4.13(b) of the Seller Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other Contracts to which the Company is a party granting to any Person other than the Company any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof and the Company is not obligated under or bound by any option, right of first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

(c) Section 4.13(c) of the Seller Disclosure Schedule contains a complete and accurate list of all leases of all property (other than Real Property) to which the Company is a party or by which it holds a leasehold interest.

(d) Except as set forth in Section 4.13(d) of the Seller Disclosure Schedule, the tangible assets of the Company constitute all of the properties, assets, rights and facilities owned, used, held for use, intended for use, leased or licensed by the Company, Seller or its Affiliates in the operation of the business of the Company. To the Knowledge of Seller, the tangible assets of the Company constitute all of the properties, assets, rights and facilities necessary and sufficient to enable the Company, immediately following the Closing, to continue to conduct the business of the Company in the same manner as currently conducted.

Section 4.14 Taxes. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, duties, fees, premiums, assessments, imposts, levies and governmental impositions of any kind, payable to any federal, state, local or foreign Governmental Authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, goods and services, capital, ad valorem, advance, corporation, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, forms and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority or agency, domestic, state, local or foreign, including consolidated, combined and unitary tax returns. Except as set forth in Section 4.14 of the Seller Disclosure Schedule:

(a) All Tax Returns required to be filed by or on behalf of the Company have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) All Taxes shown as due on such Tax Returns and payable by or with respect to the Company and all other material Taxes payable by or with respect to the Company have been timely paid. All assessments for Taxes due and owing by or with respect to the Company with respect to completed and settled examinations or concluded litigation have been paid. The Company has not incurred a Tax liability since December 31, 2010 other than a Tax liability in the ordinary course of business consistent with past practice. There are no Tax Liens on any assets, properties or rights of the Company except Liens for current Taxes not yet due and payable.

(c) No Claim or, to the Knowledge of Seller, audit has commenced and no notice has been given that such audit or other proceeding is pending or threatened with respect to the Company or any group of entities of which the Company is or has been a member in respect of any Taxes (an “Affiliated Group”). No Tax deficiency or claim for additional Taxes has been asserted or, to the Knowledge of Seller, threatened to be asserted against the Company or any Affiliated Group by any Taxing authority. No Claim has ever been made by a Taxing authority in any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) The Company has not requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company has been granted or requested which has not since expired.

(e) The Company is not and, to the Knowledge of Seller, has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group. The Company is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement nor is the Company liable for the Taxes of any other person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract, or otherwise. The Company is not and, to the Knowledge of Seller, has never been a partner in a partnership or a participant in an arrangement or the owner of an entity that is or may be treated as a partnership for federal income Tax purposes.

(f) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and has, within the time and in the manner required by Law, withheld from payments to employees, independent contractors and other persons and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date or (iii) intercompany transaction completed on or prior to the Closing Date.

(h) The Company has collected all sales, use and value added Taxes required to be collected, and has remitted on a timely basis to the appropriate taxing authorities all sales, use and value added Taxes required to be paid, or has been furnished properly completed exemption certificates.

(i) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company.

(j) No power of attorney has been executed with respect to any matter relating to Taxes of the Company, which is currently in force.

(k) The Company has not been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable; nor has the Company been a party to any distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l) The Company has not entered into any transactions that are part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

(m) The Company has not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has the Company had operations that are or may hereafter become reportable under Section 999 of the Code.

(n) The Company has complied in all material respects with tax-related requirements that the arm’s-length nature of the terms of any transactions between and among the Company, Seller or Affiliates be documented.

(o) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company does not have any deferred compensation plan or arrangement that is described in Section 409A(a)(1)(A)(i) of the Code.

Section 4.15 Environmental Matters.

(a) The Company is in compliance in all material respects with all applicable Environmental Laws.

(b) The Company has been duly issued and maintains all Environmental Permits necessary to operate the Company as currently operated and a complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set forth in Section 4.15(b) of the Seller Disclosure Schedule.

(c) The Company does not have any material liability, known or unknown, contingent or absolute, under any Environmental Law, and the Company is not responsible for any such liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending, or to the Knowledge of Seller, threatened, Environmental Claims.

(d) The Company does not currently own, lease or operate, use or install, and has not formerly owned, leased or operated, used or installed, and, to Seller’s Knowledge, the Real Property does not contain: (i) underground improvements, including but not limited to treatment or storage tanks, used currently or in the past for the management of Hazardous Materials; (ii) a dump or landfill; (iii) filled in lands or wetlands; or (iv) PCBs, mold, lead-based paint, toxic mold, or asbestos-containing materials. The Company has not caused a Release of Hazardous Materials, and to Seller’s Knowledge, there has been no Release of Hazardous Materials, in each case at, on, under, or from the Real Property or any other property currently or formerly owned, leased or operated by the Company, such that the Company is or could be liable for Remediation with respect to such Hazardous Materials.

(e) The Company has not arranged, by Contract or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or would be liable for Remediation of such location pursuant to Environmental Laws.

(f) To the Knowledge of Seller, no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has attached to the Real Property. No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the Contemplated Transactions.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Seller Disclosure Schedule lists all: (i) patents, provisional and non-provisional patent applications, registered trademarks, trade names, and service marks, registered copyrights and domain names owned by or licensed to the Company (“Scheduled Company Intellectual Property”), including where applicable the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any Person is authorized to use any Scheduled Company Intellectual Property and any other Intellectual Property owned by the Company; (iii) written licenses, sublicenses, and other agreements to which the Company is a party (other than licenses related to commercial off-the-shelf software programs) and pursuant to which the Company is authorized to use any Intellectual Property of any third party, including patents, patent applications, Trade Secrets, trademarks, and copyrights (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of, or cover any Product or the second generation of LipoSonix Product, part number P005700-01 or which are material to the Company’s operations, including any fully-paid, royalty-free, worldwide, irrevocable, perpetual, nonexclusive licenses in and to the Intellectual Property of any Person pursuant to consulting agreements between the Company and such Person (all of which consulting agreements are separately identified on Section 4.16(a)(iii) of the Seller Disclosure Schedule as “License Consulting Agreements”); and (iv) all agreements to which the Company is a party that provide for an optional or contingent license, sublicense, or other agreement as described in clauses (ii) or (iii) above in this paragraph. All ownership interests or encumbrances held by any third parties in the Scheduled Company Intellectual Property (including, but not limited to licenses, Liens, or security interests) are noted in Section 4.16(a)-2 of the Seller Disclosure Schedule. All (x) Scheduled Company Intellectual Property and (y) Trade Secrets that are used in and material to the business, Products and the second generation of LipoSonix Product, part number P005700-01 of the Company (the “Material Company Trade Secrets”), are, except where otherwise noted in Section 4.16(a)-3 of the Seller Disclosure Schedule, valid, enforceable, have been duly maintained, are in full force and effect, and have not been cancelled, expired, withdrawn, lapsed, invalidated, or abandoned. The Company is not obligated to, and Buyer shall not be obligated as a result of the consummation of the transactions contemplated herein to, pay any royalties and/or fees to any third party under any patent, trademark, copyright, or other Intellectual Property license, other than as set forth in Section 4.16(a) of the Seller Disclosure Schedule.

(b) The Company has taken all action necessary in its reasonable discretion to obtain and/or maintain the enforceability and registration of all Scheduled Company Intellectual Property.

(c) Except as set forth in Section 4.16(c) of the Seller Disclosure Schedule, the Company has not sent to any third party or otherwise communicated to another Person since the “Effective Time” (as defined in the LipoSonix Agreement), any charge, complaint, Claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Scheduled Company Intellectual Property or any other Intellectual Property owned by the Company or that any charge, complaint, Claim, demand, or notice asserting any such other Person has conducted any acts of unfair competition against the Company, nor, to the Knowledge of Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

(d) Except as set forth in Section 4.16(d) of the Seller Disclosure Schedule, since the “Effective Time” (as defined in the LipoSonix Agreement), neither Seller or the Company has received and Seller does not have Knowledge of any allegations, assertions, or suggestions of any charge, complaint, Claim, demand or notice that the Company has infringed, misappropriated, or acted in conflict with any Intellectual Property owned by any third party, that the Company has conducted any acts of unfair competition or other legal wrong against any third party and to its Knowledge there is no basis for any such allegations, assertions, or suggestions of any charge, complaint, Claim, demand or notice. Except as set forth in Section 4.16(d) of the Seller Disclosure Schedule, neither Seller or the Company has received and Seller does not have Knowledge of any notice (i) that the Scheduled Company Intellectual Property and the Material Company Trade Secrets are invalid, unenforceable or otherwise defective, inoperable, unregisterable, or unpatentable, except for communications from patent offices received in the normal course of patent prosecution or (ii) that the Company needs a license under any patents, trademarks, copyrights or other Intellectual Property of any third party. Neither Seller or the Company has received any offer to take a license for any patents, trademarks, copyrights, or other Intellectual Property of any third party to carry on its business as it is now being conducted or contemplated to be conducted including the development, manufacture, sale and other commercialization of Products or the second generation of LipoSonix Product, part number P005700-01.

(e) Except as set forth in Section 4.16(e) of the Seller Disclosure Schedule, to the Knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any rights of the Company in the Scheduled Company Intellectual Property and the rights of the Company in any other Intellectual Property, or any Third Party Intellectual Property Rights licensed to the Company, by any third party, including any employee or former employee of the Company, and, except as set forth in Section 4.16(e) of the Seller Disclosure Schedule, there are no royalties, fees, or other payments or compensation payable to the Company by any third party by reason of the Company’s ownership, use, sale, or disposition of Intellectual Property.

(f) Except as set forth in Section 4.16(f) of the Seller Disclosure Schedule, the Company is not nor will the Company be, as a result of the execution and delivery of this Agreement, or the performance of its obligations hereunder, in breach of any license, sublicense, or Material Contract involving Intellectual Property, or violate any Third Party Intellectual Property Rights thereby.

(g) Any Product currently being manufactured in the United States for export to any other jurisdiction foreign to the United States, including Europe, any Product currently being developed by the Company for sale in the United States, including the second generation of LipoSonix Product, part number P005700-01, and the business of the Company as presently conducted in the United States and in any jurisdiction foreign to the United States, including Europe, do not interfere with, conflict with, infringe upon, misappropriate, or otherwise violate any Intellectual Property of any third party. No action or Claim is pending or, to the Knowledge of Seller, threatened alleging that the Product, the second generation of LipoSonix Product, part number P005700-01 or the operation of such business interferes with, conflicts with, infringes upon, misappropriates, or otherwise violates the Intellectual Property rights of any third party and, to the Knowledge of Seller, there is no basis therefor.

(h) Each current and former officer, employee, and consultant of the Company has executed and provided to the Company an agreement sufficient to ensure that the Company becomes, will become or may elect to become the owner or assignee of any Intellectual Property such current or former officer, employee, or consultant of the Company creates within the scope of his or her employment, or, in the case of a non-employee, from the services such current or former officer, employee, or consultant of the Company, performs for the Company, unless or except to the extent that the Company is entitled to become or elects to become the owner or assignee of such Intellectual Property by operation of Law.

(i) Except as set forth in Section 4.16(i) of the Seller Disclosure Schedule, no former stockholder, equityholder, partner, director, officer or employee of the Company (or any predecessor in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title, or interest in or to, or any right to use, directly or indirectly, in whole or in part, any Scheduled Company Intellectual Property and any other Intellectual Property of the Company.

(j) The Intellectual Property that is used by the Company in the conduct of its business was either: (i) developed by employees of the Company within the scope of their employment; (ii) developed on behalf of the Company by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company pursuant to written agreements; or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and under which the Company is not in material breach.

(k) The Company has entered into written confidentiality agreements with all employees and third parties to whom the Company has disclosed material Company-owned confidential Intellectual Property.

(l) The Company has taken reasonable measures to protect the confidentiality of its Trade Secrets, including requiring its former and current officers, employees, consultants, and all other Persons having access thereto to execute written non-disclosure agreements. No Material Company Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written non-disclosure agreement that adequately protects the Company’s proprietary interests in and to such Trade Secrets. To the Knowledge of Seller, no party to any non-disclosure agreement with the Company is in breach or default thereof.

(m) To the Knowledge of Seller, there is no patent, patent application, publication, knowledge, use, sale, or offer for sale of or by the Company or any third party, that prevents or interferes with the enforcement of the Company’s Intellectual Property or that affects the validity of the issued claims or the patentability of the pending claims of any of the Company’s patents or patent applications, except for any information cited to, from or communicated with patent authorities.

(n) Section 4.16(n) of the Seller Disclosure Schedule sets forth a list of all licenses, sublicenses, or other agreements pursuant to which the Company has in-licensed or acquired rights to any Intellectual Property together with a list of all milestones therein and whether such milestones have been completed or not as of the date of this Agreement.

(o) The Company has taken commercially reasonable steps to regularly scan its computer systems and all owned or licensed computer software with up-to-date virus detection software. To the Knowledge of Seller, neither its computer systems nor any owned or licensed computer software contain any viruses. For the purposes of this Agreement, “viruses” includes any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware. To the Knowledge of Seller, neither its computer systems nor any owned or licensed computer software contain any worms, bombs, backdoors, disabling device code, or any design or routine which causes software to be erased, rendered inoperable, or otherwise become incapable of being used, either automatically or upon command by any party.

(p) The Company has taken commercially reasonable steps to restrict access to its computer systems to only those parties authorized by the Company and have further taken steps to detect and limit any unauthorized access of its computer systems. The Company has taken commercially reasonable steps to patch, fix, or otherwise update its own computer software and/ or close any security holes that it has discovered in its own computer systems and computer software. The Company has further taken commercially reasonable steps to install all updates, patches, or fixes released by the licensor to maintain up-to-date licensed computer software and to close any security holes found in its licensed computer software. To the extent that the Company is not itself authorized to modify or fix any licensed computer software in which it discovers a security issue, the Company has taken commercially reasonable steps to notify the licensor of such software and obtain updated licensed computer software from the licensor.

(q) The Company does not maintain any proprietary software for use in or with, or contemplated to be used in or with, its Products or the second generation of LipoSonix Product, part number P005700-01, which is subject to any open source licensing agreement and which thereby requires the Company to disclose the source code of said proprietary software. The use of any open source software in conjunction with its Products or the second generation of LipoSonix Product, part number P005700-01 (i) is de minimis; (ii) is wholly separable therefrom; or (iii) otherwise exempts the Company from having to disclose any proprietary software.

(r) [Reserved.]

(s) No Intellectual Property covered by, or that is the subject of, the ***, is currently used in, or is necessary to, any Product or the second generation of LipoSonix Product, part number P005700-01 of the Company. The commercialization, marketing, licensing, use, or sale of any Product or the second generation of LipoSonix Product, part number P005700-01 (as it currently exists) of the Company does not and will not result in any obligation on the part of the Company or Buyer, or any of their respective Affiliates, to pay any royalties or fees or to issue any securities pursuant to the terms of the ***. To the Knowledge of Seller, no Future Inventions (as such term is defined in the ***) have been made or conceived, whether individually or jointly, by any one or more of the parties to the ***.

(t) No Intellectual Property covered by, or that is the subject of, the ***, will be used in, or will be necessary to, any Product or the second generation of LipoSonix Product, part number P005700-01 of the Company subsequent to the termination of the *** due to the expiration of the Licensed Patents as defined in Section 1.2 therein. The commercialization, marketing, licensing, use, or sale of any Product or the second generation of LipoSonix Product, part number P005700-01 of the Company will not result in any obligation on the part of the Company or Buyer, or any of their respective Affiliates, to pay any royalties or fees or to issue any securities pursuant to the terms of the *** subsequent to the expiration of the Licensed Patents as defined in Section 1.2 therein. To the Knowledge of Seller, no Future Inventions (as such term is defined in the ***) have been made or conceived, whether individually or jointly, by any one or more of the parties to the ***.

Section 4.17 Insurance. Section 4.17-1 of the Seller Disclosure Schedule sets forth a complete and accurate list of all primary insurance policies and fidelity bonds covering the assets, business, equipment, properties, rights and operations of the Company. As of the date of this Agreement, Section 4.17-2 of the Seller Disclosure Schedule also contains (a) a list of all claims filed by the Company since the “Effective Time” (as defined in the LipoSonix Agreement) which are covered by the insurance policies maintained by the Company and (b) a list of all claims (including any pending claims subject to a reservation of rights) made by the Company since the “Effective Time” (as defined in the LipoSonix Agreement) for which coverage was denied by any insurer, and, to the Knowledge of Seller, the estimated amounts of such claims as listed in Section 4.17-2 of the Seller Disclosure Schedule as have been reasonably determined. Each insurance policy listed in Section 4.17-1 of the Seller Disclosure Schedule that was renewed on or after December 31, 2010 was renewed on substantially the same terms and conditions as the corresponding expiring policy. There is no Claim by or against the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or which exceeds coverage limitations. No reservation of rights or denial of coverage has been issued by the underwriters of such policies or bonds with respect to any Claim pending against the Company. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies or bonds. The Company maintains insurance for the business and operations of the Company in amounts and on such terms as are (i) in compliance with applicable Law and any Contract(s) to which the Company is a party and (ii) reasonable and customary for businesses of the type conducted by the Company and covering risks which are normally insured by companies possessing similar assets and carrying on businesses of the type conducted by the Company. No insurer under any such policy or bond has cancelled or generally disclaimed liability under any such policy or bond or, to the Knowledge of Seller, indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. To the Knowledge of Seller, there is not any threatened termination of, notice of cancellation of, notice of non-renewal of or material premium increase with respect to any of such policies or bonds. With respect to incidents known to Seller that occurred prior to the Closing and which would reasonably result in a claim after the Closing, Seller has provided the relevant underwriters of such policies or bonds with notice of such incidents or will do so prior to the Closing. The Company has complied in all material respects with all applicable requirements (including contractual, statutory and regulatory requirements) governing the purchase of insurance (including the requirements to provide and/or retain evidence of such insurance).

Section 4.18 Brokers. Other than Deutsche Bank, no broker (including real estate brokers), financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller or the Company.

Section 4.19 Certain Business Practices. None of the Company or any of its directors, officers, employees or, to the Knowledge of Seller, consultants, sales representatives, distributors or agents, in such capacity and on behalf of the Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (b) violated any applicable money laundering or anti-terrorism Law. The Company and its directors, officers, employees and, to the Knowledge of Seller, consultants, sales representatives, distributors, agents and business partners have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption laws with respect to the Company, including but not limited to the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1 et seq.). In this regard, the Company and its directors, officers, employees and, to the Knowledge of Seller, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of the Company, have not given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

Section 4.20 Interested Party Transactions. Except as disclosed in Section 4.20 of the Seller Disclosure Schedule, there are no existing, and since the “Effective Time” (as defined in the LipoSonix Agreement) there have been no, Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between the Company, on the one hand, and any of the directors, officers or other Affiliates (including Seller and its Subsidiaries), or any of their respective Affiliates or family members, on the other hand (except for amounts (i) due as salaries and bonuses in the ordinary course of business consistent with past practice, (ii) in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice or (iii) in the case of Seller, for accounts payables and accrued liabilities paid, or accounts receivable received, in the ordinary course of business consistent with past practice). There is no Indebtedness owed to the Company by any employee, consultant, officer, director, sales representative, distributor or agent of the Company, other than salary advances or travel expenses in the ordinary course of business consistent with past practice. To the Knowledge of Seller, no officer or director of the Company has any direct or indirect ownership interest in any Affiliate of the Company (other than stock ownership interest in Seller) or any firm or corporation with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that officers or directors of the Company and members of their immediate families may own stock in publicly-traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any Material Contract.

Section 4.21 Health Regulatory.

(a) The Company has not engaged, and no other Person (i) who has a direct or indirect ownership interest (as defined in 42 C.F.R. § 1001.1001(a)(2)) in the Company, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. § 420.201) in the Company, or (iii) who is an officer, director, agent (as defined in 42 C.F.R. § 1001.1001(a)(2)), or managing employee (as defined in 42 C.F.R. § 420.201) of the Company, has engaged on behalf of the Company in any activities which are prohibited by, or are cause for civil penalties or mandatory or permissive exclusion from any Federal Health Care Program under, any applicable Law, including, without limitation, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn or 31 U.S.C. § 3729, or the regulations promulgated pursuant to such statutes, in each case to the extent applicable to the Company.

(b) Neither the Company, nor any officer, director, managing employee, or, to Seller’s Knowledge, agent of the Company is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other similar formal agreement with any Governmental Authority resulting from a failure, or alleged failure, to comply with applicable Laws.

(c) To Seller’s Knowledge, no person has filed or has threatened to file a whistleblower action against the Company under any Law, including under the False Claims Act of 1863 (31 U.S.C. 3729 et seq.).

(d) The Company has an operational healthcare compliance program, including a code of ethics or has adopted a code of ethics that governs all employees, including sales representatives, which interact with physician and hospital customers, and such employees’ interactions with their physician and hospital customers.

(e) The Company is not a “covered entity,” nor a “Business Associate” as those terms are defined under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as each is amended from time to time (“HIPAA”).

(f) The Company has not engaged in any activities, or otherwise acted in a manner, prohibited by or in violation of any Law governing the maintenance, use, disclosure, privacy, and/or security of, and standard transactions related to, Personal Information, including, but not limited to, the Gramm-Leach-Bliley Act and its implementing regulations (“GLBA”), HIPAA, as amended by HITECH, state health information privacy laws, and state data breach notification laws (collectively, “Privacy and Security Laws”); there is no charge, proceeding or, to the Knowledge of Seller, investigation by any Governmental Authority with respect to a violation of any applicable Privacy and Security Laws that is now pending or, to the Knowledge of Seller, threatened with respect to the Company; and the Company has not received any requests or demands from a Governmental Authority or any other party to make available its internal practices, books, and/or records relating to its use and disclosure of health information for purposes of determining a covered entity’s or the Company’s compliance with HIPAA or with other applicable privacy laws.

(g) There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company relating to or arising under Privacy and Security Laws; and the Company has not acted in a manner regarding the maintenance, use, disclosure, privacy, or security of Personal Information that, to the Knowledge of Seller, would trigger a notification or reporting requirement under any Contract.

(h) For purposes of this Section 4.21, (i) “Action” means any suit, claim, action, proceeding, arbitration, mediation or investigation; and (ii) “Personal Information” means all financial, health, and/or other personal information, including, but not limited to, “nonpublic personal information” as defined under GLBA and “individually identifiable health information” as defined under HIPAA, that identifies, relates to, describes, is capable of being associated with, or with respect to which there is a reasonable basis to believe the information can be used to identify, an individual.

Section 4.22 FDA and International Regulatory and Related Matters.

(a) FDA Legal Compliance and Permits.

(i) General Compliance. The Company is conducting and has conducted its business and operations in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et. seq., and all applicable regulations promulgated by the United States Food and Drug Administration (“FDA”) (collectively, “FDA Law and Regulation”).

(ii) Inspections. Except as set forth in Section 4.22(a)(ii) of the Seller Disclosure Schedule, the Company’s Bothell, Washington facility has not been inspected by the FDA or any state regulatory authority.

(iii) Enforcement. The Company has not received any written notice or, to the Knowledge of Seller, other communication from the FDA or any state regulatory authority alleging noncompliance with any applicable FDA Law and Regulation. The Company is not subject to any enforcement proceedings by the FDA or any state regulatory authority and, to the Knowledge of Seller, no such proceedings have been threatened. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter or proceeding pending against the Company and the Company has no liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation. There is no act, omission, event, or circumstance of which Seller has Knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter or proceeding or any similar liability. There has not been any violation of any FDA Law and Regulation by the Company in its product development efforts, submissions, record keeping and reports to FDA or any state regulatory authority that would reasonably be expected to require or lead to investigation, corrective action or regulatory enforcement action. There is no civil or criminal proceeding pending or, to the Knowledge of Seller, threatened relating to the Company or any Company employee which involves a matter within the FDA or any state regulatory authority’s jurisdiction. To the Knowledge of Seller, no director, officer, employee, consultant or agent of the Company has: (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed.Reg. 46191 (September 10, 1991), or similar policy. The Company has never been and is not now subject to FDA’s Application Integrity Policy or similar policy by any other Government Entity. No director, officer or employee of the Company, and to the Knowledge of Seller, no consultant or agent of the Company has been convicted of any crime or, to the Knowledge of Seller, engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a. No director, officer or employee of the Company, and to the Knowledge of Seller, no consultant or agent of the Company has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act, as amended, or any similar law or regulation. No current director, officer, employee, consultant or agent of the Company, or, to the Knowledge of Seller, former director or officer of the Company is listed on an “Exclusion List,” meaning the current (x) HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov), (y) General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov) and (z) FDA Debarment List (available through the Internet at http://www.fda.gov/ora/compliance_ref/debar/).

(iv) Registration and Listing. The Company has designed, and currently manufactures the Products at its Bothell, Washington facility for distribution exclusively outside of the United States. The Company has not and does not market or commercially distribute the Products in the United States. The Company’s facility is registered with the FDA and the Company has listed the LipoSonix Product with the FDA under the applicable FDA registration and listing regulations and such registration and listing is current as of the Closing.

(v) Quality System Regulation. To the Knowledge of Seller, the Company has designed and developed the LipoSonix Product and all other Products in commercial distribution in material compliance with the applicable provisions of the Quality System Regulation set forth in 21 C.F.R. § 820.30, including Design Control provisions.

(vi) No Adulteration or Misbranding. The Company has not introduced in U.S. commercial distribution during the period of six (6) calendar years immediately preceding the date hereof any of the Products which were upon their shipment by the Company adulterated or misbranded in violation of 21 U.S.C. § 331.

(vii) Clinical Trials. All studies, tests, including preclinical tests, and clinical trials in respect of the Company’s business being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any approval or authorization to market the Products, are being or have been conducted in compliance in all material respects with applicable Laws and Regulations, including those Laws and Regulations designed to protect patients. The Company has not received any written notices, correspondence or, to the Knowledge of Seller, other communication in respect of the Company’s business from the FDA or other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company, and, to the Knowledge of Seller, neither the FDA nor any other Governmental Authority is considering such action. The Company has not received written notification from a Governmental Authority of the rejection of data obtained from any clinical trial conducted by, or on behalf of, the Company with respect to the Company’s business or the Products, which data were submitted to the Governmental Authority and which were necessary to obtain regulatory approval or clearance of a particular Product.

(viii) Exportation of Products. All Products that have been exported from the United States by the Company have been exported in compliance in all material respects with the applicable export requirements of the FDA Law and Regulation. The Company has complied in all material respects with all notification and reporting requirements applicable to the export requirements of the FDA Law and Regulation.

(ix) Labeling, Promotion, and Advertising. To the extent applicable, the Company has complied in all material respects with all FDA Law and Regulation pertaining to product labeling, advertising and promotion.

(x) List of Permits. Section 4.22(a)(x) of the Seller Disclosure Schedule sets forth a true and complete list of all required permits, licenses, registrations, certificates, orders, clearances or approvals issued under the FD&C Act (“FD&C Permits”) and held by the Company. Each such FD&C Permit is in full force and effect and, to the Knowledge of Seller, no suspension, revocation, cancellation or material modification of such FD&C Permit is threatened and there is no basis for believing that such FD&C Permit will not be renewable upon expiration. Each such FD&C Permit will continue in full force and effect immediately following the Closing.

(b) International Regulatory and Related Matters.

(i) General Compliance. The Company is conducting and has conducted its business and operations in all EU member states and in other countries in which it currently is marketing the Products in compliance in all material respects with all applicable Laws and Regulations, including the essential requirements for affixing the CE mark to Products and related guidelines, as well as provisions in European Union (“EU”) and EU member state legislation governing the disposal of waste electrical products and, where applicable, governing product liability, electrical safety, and electromagnetic compatibility (collectively, “Applicable Non-U.S. Laws and Regulations” with respect to all legislation described in this paragraph (i) as applicable to the Products or activities of the Company).

(ii) Enforcement. Except as set forth in Section 4.22(b)(ii) of the Seller Disclosure Schedule, the Company has not received any written notice or, to the Knowledge of Seller, other communication from any non-U.S. regulatory agency/conformity assessment body (“Non-U.S. Regulatory Agency”) or other national authority alleging noncompliance with any Applicable Non-U.S. Laws and Regulations. The Company is not subject to any enforcement proceedings by a Non-U.S. Regulatory Agency or other national authority and, to Seller’s Knowledge, no such proceedings have been threatened. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter or proceeding pending against the Company and the Company has no liability (whether actual or contingent) for failure to comply with any Applicable Non-U.S. Laws and Regulations. There is no act, omission, event, or circumstance of which the Company has Knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter or proceeding or any similar liability. There has not been any violation of any Applicable Non-U.S. Laws and Regulations by the Company in its product development efforts, submissions, record keeping and reports to any Non-U.S. Regulatory Agency or other national authority, or any declaration of conformity that it may have made that would reasonably be expected to require or lead to investigation, corrective action or regulatory enforcement action. There is no civil or criminal proceeding relating to the Company or any employee of the Company which involves a matter within or related to the jurisdiction of such Non-U.S. Regulatory Agency or other national authority.

(iii) Facilities Licenses and Permits. The Company has complied with all Applicable Non-U.S. Laws and Regulations pertaining to licenses and permits including requirements as to facilities where the Products are manufactured, processed, or held in any country, other than the U.S., where the Products are marketed.

(iv) CE Marking/Premarket Clearance. Each Product owned or distributed by the Company and in current commercial distribution is in compliance in all material respects with applicable marketing authorization, conformity assessments and quality systems requirements of the relevant country, and, in the EU member states, is marketed under, and is covered by, a medical device CE mark. Each Product is marketed in compliance with the regulatory requirements in each country where the Product is commercialized, and in the EU member states, on the basis of which the CE mark was affixed under the following EU legislation: Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, Directive 2004/108/EC of the European Parliament and of the Council of 15 December 2004 on the approximation of the laws of the EU member states relating to electromagnetic compatibility and repealing Directive 89/336/EEC of the European Parliament and of the Council of 12 December 2006 on the harmonisation of the laws of EU member states relating to electrical equipment designed for use within certain voltage limits and any applicable national legislation in any EU member state implementing Council Directive 93/42/EEC, Directive 2004/108/EC and Directive 2006/95/EC.

(v) Commercial Distribution in EU and Other Countries Outside the United States. Section 4.22(b)(v) of the Seller Disclosure Schedule lists all Products that are in current commercial distribution or aimed for future distribution in the EU or other countries outside the United States.

(vi) Compliance with EU WEEE Directive. Regarding any Product that is in current commercial distribution in the EU the Company complies with (A) the requirements set forth by the Directive 2002/96/EC on waste electrical and electronic equipment and (B) any national legislation implementing Directive 2002/96/EC in any EU member state where such Product is marketed; in particular, to the extent possible under the national legislation in the respective EU member states, the Company (x) concluded agreements with all Persons distributing such Products in the EU securing compliance with Directive 2002/96/EC or (y) joined systems enabling purchasers of the products to return any electronic or electric waste from or in connection with the products free of charge to the distributor.

(vii) Quality Management System Regulation and Reporting.

(A) The Company has been audited by BSI Management Systems, its registrar and found to be in compliance with ISO 13485 and continues to operate in material compliance with ISO 13485.

(B) With the exception of those suppliers identified in Section 4.22(b)(vii)(B) of the Seller Disclosure Schedule, the Company and its suppliers that are subject to such requirements are, and have been since July 2007, in compliance with, and the Product in commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, ISO 13485 and all other applicable quality standards.

(C) The Company is in compliance with record-keeping and reporting requirements for adverse event reporting under Applicable Non-U.S. Laws and Regulations of countries in which the Products are investigated or marketed. Section 4.22(b)(vii)(C) of the Seller Disclosure Schedule sets forth all adverse event reports submitted to Governmental Authorities under Applicable Non-U.S. Laws and Regulations.

(viii) No Unlawful Shipments. The Company has not introduced into commercial distribution, in the six (6) years prior to the date of this Agreement, any Products that are, or that were, upon their shipment by the Company, in violation of Applicable Non-U.S. Laws and Regulations.

(ix) Labeling, Promotion, and Advertising. All Products are and have been labeled, promoted, and advertised in all material respects accordance with their marketing authorization (if any), within the scope of their exemption from such authorization, or in accordance with applicable Non-U.S. Laws and Regulations, including EU or national legislation and guidelines governing the labeling, promotion and marketing of products falling within the category governing the Products.

(x) List of Permits. Section 4.22(b)(x) of the Seller Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders, clearances or approvals which are held by the Company and which relate to the Company’s activities outside the U.S. (“Non-U.S. Permits”). Such Non-U.S. Permits are the only permits that are required for the Company to conduct its business outside the U.S. as presently conducted. Each such Non-U.S. Permit is in full force and effect and, to the Knowledge of Seller, no suspension, revocation, cancellation or material modification of such Non-U.S. Permit is threatened and there is no basis for believing that such Non-U.S. Permit will not be renewable upon expiration. Each such Non-U.S. Permit will continue in full force and effect immediately following the Closing.

Section 4.23 Product Liability; Product Warranties. Except as set forth in Section 4.23 of the Seller Disclosure Schedule, all Products and services sold, rented, leased, provided or delivered by the Company to customers conform, in all material respects, to applicable contractual commitments, express and implied warranties, product and service specifications, and, to the Knowledge of Seller, and other than as reserved for in the ordinary course of business, the Company has no liability for replacement or repair thereof or other damages in connection therewith. Except as set forth in Section 4.23 of the Seller Disclosure Schedule, no Product or service sold, leased, rented, provided or delivered by the Company to customers on or prior to the Closing is subject to any guaranty, warranty (other than warranties imposed by law) or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. Except as set forth in Section 4.23 of the Seller Disclosure Schedule, the Company does not have any liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any equipment, Product or service sold, rented, leased, provided or delivered by the Company on or prior to the Closing. All product liability claims that have been asserted against the Company, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized in Section 4.23 of the Seller Disclosure Schedule.

Section 4.24 Inventories. The inventories of the Company are in good and merchantable condition, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold or used in the ordinary course of the business consistent with past practice. The Company has good and marketable title to its inventories free and clear of all Liens. Except as reserved against by the Company (which reserve is set forth in Section 4.24 of the Seller Disclosure Schedule), the inventories of the Company do not consist, in any material amount, of items that are obsolete or damaged.

Section 4.25 Trade Compliance Matters.

(a) The Company is in compliance in all material respects with all applicable export control and economic sanctions laws and regulations of the United States and other countries, including but not limited to the U.S. Export Administration Regulations (“EAR”) (15 C.F.R. 730 et seq.), the EAR’s rules on Restrictive Trade Practices or Boycotts (15 C.F.R. Part 760, the so-called “Anti-boycott Regulations”), and the economic sanctions rules and regulations implemented under statutory authority and/or Presidential Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.; collectively, the “OFAC Regulations”).

(b) The Company has not, directly or indirectly, exported, re-exported, sold or otherwise transferred any goods, software, or technology subject to the EAR in violation of the EAR or any OFAC Regulations. In the five (5) year period immediately preceding the date of this Agreement, the Company has not been a party to or a beneficiary under any contract under which goods have been sold or services provided, directly or indirectly, to customers in countries subject to sanctions under the OFAC Regulations without the proper license or other authorization from the U.S. Government. In addition, the Company has not engaged in any other transactions, or otherwise dealt, with any Person or entity with whom U.S. persons are prohibited from dealing under the EAR or the OFAC Regulations, including but not limited to any person or entity designated by OFAC on the list of Specially Designated Nationals and Blocked Persons.

(c) There has been and is no charge, proceeding or, to the Knowledge of Seller, investigation by any Governmental Authority with respect to a violation of any applicable U.S. or non-U.S. export, import control or economic sanctions Laws and Regulations including the EAR and the OFAC Regulations that is now pending or, to the Knowledge of Seller, has been asserted or threatened with respect to the Company.

(d) Except as set forth in Section 4.25(d) of the Seller Disclosure Schedule, the Company is in compliance in all material respects with all applicable U.S. and non-U.S. customs Laws and Regulations, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company. As of the date of this Agreement, Section 4.25(d) of the Seller Disclosure Schedule lists each special import or export program in which the Company participates, including any temporary importation, bonded warehouse, expedited customs clearance or processing, drawback or similar program entitling the Company to customs or Tax benefits related to the importation or exportation of its goods or services. The Company is in compliance in all material respects with all requirements imposed under any such programs. Except as set forth in Section 4.25(d) of the Seller Disclosure Schedule, there is no charge, proceeding or, to the Knowledge of Seller, investigation by any Governmental Authority with respect to a material violation of any applicable U.S. or non-U.S. customs Laws or Regulations that is now pending or, to the Knowledge of Seller, threatened with respect to the Company.

(e) Neither the Company nor its representatives nor any person acting for, or on behalf of the Company, has paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any Government Official or to any person, in each case, under the circumstances where the Company, its representative or such person knew or reasonably ought to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Government Official: (i) for the purpose of (a) influencing any act or decision of a Government Official in their official capacity; (b) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (c) securing any improper advantage; (d) inducing a Government Official to influence or affect any act or decision of any Governmental Authority, any company, business, enterprise or other entity owned, in whole or part, or controlled by an Governmental Authority, or any political party; or (e) assisting the Company or its representative or any person acting on behalf of the Company in obtaining or retaining business for or with, or directing business to, the Company, its representative or such person; and (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage in violation of an anticorruption Laws and Regulations.

Section 4.26 Manufacturing and Marketing Rights. Except as set forth in Section 4.26 of the Seller Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell its Products to any other Person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its Products.

Section 4.27 Corporate Records. The minute books and other similar records of the Company contain accurate records, in all material respects, of actions taken at any meeting of the Board of Directors of the Company or any committee thereof and of written consents executed in lieu of the holding of any such meeting.

Section 4.28 Financial Statements. Section 4.28-1 of the Seller Disclosure Schedule sets forth the unaudited listing of assets and liabilities of the Company as of December 31, 2010, and the unaudited statements of revenue and direct expenses for the year ended December 31, 2010 (the “Unaudited 2010 Financial Statement”). Section 4.28-2 of the Seller Disclosure Schedule sets forth the unaudited listing of assets and liabilities of the Company as of June 30, 2011, and the unaudited statements of revenue and direct expenses for the six month period ended June 30, 2011 (the “Unaudited Interim Financial Statements”, and together with the Unaudited 2010 Financial Statement, the “Unaudited Financial Statements”). The Unaudited Financial Statements (x) fairly present the financial condition and results of operations of the Company at and as of the date and for the period indicated and (y) were compiled from books and records regularly maintained by management of Seller used to prepare the financial statements of Seller.

Section 4.29 LipoSonix Agreement.

(a) Seller has made available to Buyer a true and complete copy of the LipoSonix Agreement, together with all schedules, exhibits, amendments, supplements, modifications and waivers. The LipoSonix Agreement is in full force and effect, is a valid and binding obligation of Seller and of each other party thereto and is enforceable against Seller and each other party thereto, and the LipoSonix Agreement will continue to be (i) valid, binding and enforceable against Seller and each other party thereto, and (ii) in full force and effect immediately following the Closing, with no alteration or acceleration or increase in fees or liabilities, payments, obligations or burdens. Seller is not alleged to be and no other party is or is alleged to be in, or has received notice of any, default under, or breach or violation of the LipoSonix Agreement and, to the Knowledge of Seller, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation and Seller has no reasonable basis for suspecting that any such default, breach or violation exists or will be forthcoming. Seller is not currently involved, nor has it been involved since the “Effective Time” (as defined in the LipoSonix Agreement), in any dispute with any counterparty to the LipoSonix Agreement, and the Company has not received or provided written or, to the Knowledge of Seller, oral notice since the “Effective Time” (as defined in the LipoSonix Agreement), from or to any counterparty to the effect with respect to any such dispute. Seller has made no claims for indemnification under the LipoSonix Agreement, and to the Knowledge of Seller, there were no representations and warranties made by the Company under the LipoSonix Agreement that were inaccurate, and no breaches of any covenants made by the Company under the LipoSonix Agreement.

(b) No fees or payments of any kind will be due from either Seller or Buyer under the LipoSonix Agreement as a result of the consummation of the Contemplated Transactions. No “Mandatory Prepayment Amount” (as defined in the LipoSonix Agreement) will be payable from either Buyer or Seller under the LipoSonix Agreement, at the Closing or at any time in the future.

Section 4.30 [Reserved].

Section 4.31 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article 4, Seller makes no representations or warranties, express or implied, with respect to the Company or any of the business, assets, liabilities or operations of the Company, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer hereby represents and warrant to Seller as follows:

Section 5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, the state of its incorporation, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

Section 5.2 Authority; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each other instrument and document required to be executed and delivered by it at or prior to the Closing, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Buyer, or will be duly and validly executed and delivered by Buyer at or prior to Closing, and assuming the due authorization, execution and delivery thereof by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Buyer of this Agreement and each other instrument and document required by this Agreement to be executed and delivered by Buyer do not, and the performance of this Agreement and each other instrument and document required by this Agreement to be executed and delivered by Buyer, shall not, (i) conflict with or violate the certificate of incorporation or bylaws of Buyer, (ii) any resolution adopted by the Board of Directors or stockholders of Buyer or (ii) subject to the filings and other matters referred to in Section 5.3(b), conflict with or violate in any material respect any Law or Order in each case applicable to Buyer or by which it or any of its properties, rights or assets are bound or affected.

(b) The execution and delivery by Buyer of this Agreement and each other instrument and document required by this Agreement to be executed and delivered by Buyer at or prior to the Closing do not, and the performance by Buyer of this Agreement and each instrument required by this Agreement to be executed and delivered by Buyer at or prior to the Closing shall not, require Buyer to obtain any Approval of any Person, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for compliance with any applicable requirements of the pre-merger notification requirements of the HSR Act and applicable Foreign Competition Laws, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 5.4 Absence of Litigation. As of the date hereof, there is no Claim pending against or, to the Knowledge of Buyer, threatened against Buyer which questions or challenges (a) the validity of this Agreement, or (b) any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the Contemplated Transactions.

Section 5.5 Available Funds. Buyer has as of the date of this Agreement, and will have on the Closing Date and on the date on which the FDA Milestone Payment is due, a sufficient amount of cash (without giving effect to any unfunded financing regardless of whether any such financing is committed) to satisfy Buyer’s payment obligations required to be made at the Closing under this Agreement and upon the achievement of the FDA Milestone in the form of the FDA Milestone Payment, (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

Section 5.6 No Brokers. Other than Morgan Keegan & Co., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who is or might be entitled to any fee or commission in connection with the consummation of the Contemplated Transactions.

Section 5.7 Investment Representation. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits associated with the acquisition of the Shares, and Buyer is purchasing the Shares for its own account and not with a view to the sale or distribution thereof (within the meaning of securities Laws).

Section 5.8 Buyer Review. Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement and has conducted its own independent review and evaluation of the Company and its business. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and Buyer must bear the economic risk of its investment in the Shares until and unless the offer and sale of such Shares is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is applicable. Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act.

Section 5.9 No Outside Reliance. Buyer expressly acknowledges and agrees that (i) the representations and warranties contained in Article 4 are the only representations and warranties Seller is making regarding the Company and that Seller is not making any representations and warranties with respect to any other information about the Company provided to Buyer in the course of its due diligence investigation of the Company; (ii) except as specifically set forth in this Agreement, Seller is transferring the Shares and the properties and assets held by the Company “as is, where is, and with all faults;” (iii) except for the representations and warranties expressly set forth in Article 4, Buyer is not relying on any representations or warranties of any kind whatsoever, whether oral or written, express or implied, arising out of any statute, regulation or common law right or remedy, or otherwise, from Seller or the Company or directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives of any of them, as to any matter, concerning the Company or the properties or assets of the Company, or set forth, contained or addressed in any due diligence materials (including the completeness thereof). Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that, except to the extent expressly addressed by Article 4, any financial information, projections or other information contained in any documents or other materials (including the “Confidential Information Memorandum” or documents in the “virtual data room”) or management presentations that have been or are in the future provided to Buyer or any of its Affiliates, agents, lenders or representatives are not and will not be deemed to be representations or warranties of Seller.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business by the Company Pending the Closing. Seller covenants and agrees that, between the date of this Agreement and the earlier to occur of the Closing and the termination of this Agreement pursuant to its terms, unless Buyer shall otherwise specifically consent in writing in advance (provided that such consent shall only be requested and provided if consistent with applicable Law and provided further that such consent shall not be unreasonably withheld, conditioned or delayed), or unless otherwise expressly provided for by this Agreement, Seller shall cause the Company to (i) conduct its business only in the ordinary course of business and in a manner consistent with past practice and (ii) conduct its business in compliance with all applicable Laws and Orders. Seller shall cause the Company to use its commercially reasonable efforts to (A) preserve intact the business organization and assets and Intellectual Property of the Company, (B) keep available the services of the Company’s present officers, employees, consultants, sales representatives, distributors and sales agents (other than terminations in the ordinary course of business consistent with past practice), (C) maintain in effect Material Contracts (other than those Material Contracts that expire in accordance with their terms or terminations expressly provided for by this Agreement), and (D) preserve the Company’s present relationships with advertisers, publishers, sponsors, customers, licensees, suppliers, sales representatives, distributors and other Persons with which the Company has business relations. By way of amplification and not limitation, Seller shall cause the Company to not, between the date of this Agreement and the earlier to occur of the Closing and the termination of this Agreement pursuant to its terms, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer (provided that such consent shall only be requested and provided if consistent with applicable Law and provided further that such consent shall not be unreasonably withheld, conditioned or delayed), unless otherwise expressly provided for by this Agreement or otherwise expressly set forth in Section 6.1 of the Seller Disclosure Schedule:

(a) amend or otherwise change the Charter or Bylaws or alter through merger, liquidation, reorganization, reclassification, recapitalization, restructuring or in any other fashion the corporate structure or capital structure or ownership of the Company;

(b) (i) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, or alter or modify the terms of rights or obligations under any shares of capital stock of any class or series (common or preferred) or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscription rights, options or warrants to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities or any other ownership interest or stock-based rights of the Company, (ii) adopt, ratify or effectuate a stockholders’ rights plan or agreement or similar plan or Contract, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company;

(c) (i) other than cash dividends or other cash distributions to Seller in the ordinary course of business consistent with past practice, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock, (iii) effect a recapitalization; issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iv) amend the terms of, repurchase, redeem or otherwise acquire, directly or indirectly, any of its securities;

(d) sell, transfer, assign, lease, sublease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, assume or cause to be subjected to any Lien on, any of the assets, properties or securities of the Company (including any Intellectual Property or accounts receivable), except for the sale of inventory in the ordinary course of business consistent with past practice;

(e) (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize or form any corporation, limited liability company, partnership, association, joint venture, trust or other entity or Person or any business organization or division thereof, or (ii) acquire any rights, assets or properties other than in the ordinary course of business consistent with past practice;

(f) (i) incur or modify any Indebtedness or issue any debt securities or any warrants or rights to acquire any debt security, (ii) assume, guarantee or endorse or otherwise become responsible for, the obligations of any other Person, (iii) enter into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, or (iv) make any loans, advances or enter into any other financial commitments other than advances of reasonable expenses to employees in the ordinary course of business consistent with past practice;

(g) authorize or make any capital expenditures outside of the ordinary course of business consistent with past practice, or in excess of $100,000;

(h) (i) increase, accelerate or provide for additional compensation or fringe benefits of, or grant, agree to grant, pay or otherwise make payable any incentive, bonus or similar compensation or rights, to any present or former director, officer, employee, consultant, sales representative, distributor or agent of the Company, (ii) grant any severance, retention, continuation or termination pay to any present or former director, officer, employee, consultant, sales representative, distributor or agent of the Company outside of the ordinary course of business consistent with past practice, (iii) loan or advance any money or other property to any present or former director, officer, employee, consultant, sales representative, distributor or agent of the Company (except for advances of business expenses in the ordinary course of business consistent with past practice), (iv) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement (except as may otherwise be required pursuant to Applicable Law), (v) terminate or lay off any executive or management employee or key employee (except for termination for “cause”), or (vi) grant any equity or equity-based awards or stock-based rights;

(i) fail to give any notices or other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company or any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, the Code, COBRA, or other applicable Law in connection with the Contemplated Transactions;

(j) hire or retain, or continue to retain or employ, any employee or consultant having access to confidential or proprietary information of the Company unless such employee or consultant enters into, or has entered into, a proprietary information and inventions agreement in the form customarily used by the Company or an agreement containing substantially similar and no less restrictive confidentiality and inventions assignment provisions, or amend or otherwise modify, or grant a waiver under, any such confidentiality or proprietary information agreement with any such Person;

(k) change any accounting or cash management policies, procedures or practices used by the Company (including with respect to reserves, revenue recognition, timing for payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP;

(l) (i) enter into any Contract that if entered into prior to the date hereof would be a Material Contract other than in the ordinary course of business consistent with the past practices of the Company and not exceeding $50,000, (ii) modify, amend, extend or supplement in any material respect, transfer or terminate any Material Contract or waive, release or assign any rights or Claims thereto or thereunder other than in the ordinary course of business consistent with the past practices of the Company and not exceeding $50,000, (iii) enter into or extend any lease or sublease with respect to Real Property with any third party, (iv) modify, amend or transfer in any way or terminate any license agreement, standstill or confidentiality agreement with any third party, or waive, release or assign any rights or Claims thereto or thereunder, (v) enter into any agreement or arrangement that limits or otherwise restricts or that could by its terms be reasonably expected to restrict the Company or its Affiliates or successors or that by its terms could, after the Effective Time, limit or restrict Buyer or any of its respective Subsidiaries or Affiliates or successors thereto, from engaging or competing in any line of business or in any geographic area, (vi) enter into or amend any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights of any type or scope with respect to any Product or any of the Company’s technologies or (vii) enter into, modify, amend or supplement any Contract to provide exclusive rights or obligations or any non-competition or similar obligations or restrictions;

(m) (i) make or change any Tax election or change any method of tax accounting, (ii) settle or compromise any federal, state, local or foreign Tax liability, (iii) file any amended Tax Return, (iv) enter into any closing agreement relating to any Tax, (v) agree to an extension or waiver of any limitation period applicable to any claim or assessment in respect of Taxes, or (vi) surrender any right to claim a Tax refund;

(n) enter into any operating leases;

(o) except as required by Law, modify or change in any material respect any existing permit or operating license listed in Section 4.7(c) of the Seller Disclosure Schedule;

(p) pay, discharge, satisfy or settle any Claim or waive, assign or release any material rights or claims, except any Claim which settlement would not impose any injunctive or similar Order on the Company or restrict in any way the business of the Company, or exceed $50,000 in cost, liability or value to the Company;

(q) commence, join, make an appeal with respect to or settle a lawsuit, action, Claim or similar proceeding other than (i) for the routine collection of bills, (ii) to enforce its rights with respect to Intellectual Property, (iii) in such cases where Seller in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided, that Seller consults with Buyer prior to the Company filing or taking of any action with respect to such lawsuit, action, Claim or similar proceeding, or (iv) pursuant to this Agreement;

(r) engage in, enter into or modify or amend any Contract, transaction, Indebtedness, commitment or other arrangement with, directly or indirectly, any of the directors, officers, employees, consultants, agents, or other Affiliates of the Company, or any of their respective Affiliates or family members, other than offer letters and other standard documents, in the Company’s forms (and not providing any rights to severance or similar payments), which have been provided to Buyer, with any new employees or consultants hired or retained after the date of this Agreement;

(s) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect, except that existing policies may be replaced by new or successor policies of substantially similar coverage and at a substantially similar cost;

(t) commence any proceeding for any voluntary liquidation, dissolution, or winding up of the Company, including but not limited to initiating any bankruptcy proceedings on its behalf;

(u) fill any orders for, or conduct any further business with, any third parties that are subject to a United States trade embargo;

(v) take any action if such action would or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(w) fail to maintain in full force and effect all material permits, licenses, registrations, certificates, orders, clearances or approvals held by the Company; or

(x) authorize any of the foregoing, or agree or enter into or amend any Contract or commitment to do any of the foregoing.

Section 6.2 No Solicitation of Other Proposals.

(a) From the date hereof until the earlier to occur of the Closing and the termination of this Agreement pursuant to its terms, Seller shall not, nor shall Seller permit the Company or any of its Affiliates to, nor shall it authorize, direct or permit any of their respective directors, officers, employees, consultants, advisors, representatives or agents (collectively, the “Seller Representatives”) to, directly or indirectly, (i) solicit, facilitate, initiate, knowingly encourage or take any action to solicit, facilitate, initiate or knowingly encourage, any inquiries or communications regarding or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which would reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to (i) any merger, consolidation, reorganization or other direct or indirect business combination, recapitalization, liquidation, winding-up of, or similar transaction, involving the Company, (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company, (iii) the sale, lease, exchange, license (whether exclusive or not), or other disposition of a substantial portion of the Intellectual Property of the Company or a substantial portion of the business or other assets of the Company, or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Closing or any of the other transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Buyer or its Affiliates of the transactions contemplated hereby; provided, however, that an Acquisition Proposal shall not include any of the foregoing relating to Seller or any of its Subsidiaries other than the Company. Seller shall immediately cease and cause to be terminated, and shall cause all Seller Representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Seller shall take all reasonable actions to ensure that each Seller Representative complies with the provisions of this Section 6.2(a). Without limiting the foregoing, any action or conduct by any Seller Representative that would be a violation of this Section 6.2(a) if taken by Seller, whether or not such Person is purporting to act on behalf of Seller, shall be deemed to be a breach of this Section 6.2(a) by Seller.

(b) Nothing in this Section 6.2 shall permit Seller to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal during the term of this Agreement. In addition to the other obligations of Seller set forth in this Section 6.2, Seller shall immediately advise Buyer orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 6.3 Access to Information; Confidentiality.

(a) From the date hereof until the earlier to occur of the Closing and the termination of this Agreement pursuant to its terms, consistent with applicable Law, upon reasonable notice, Seller shall afford to the officers, employees, accountants, counsel and other representatives and agents of Buyer and its Affiliates (collectively “Buyer Representatives”) reasonable access (with reasonable prior notice, and during regular business hours) to the Company’s properties, records, databases, source code, books, Contracts, commitments and other information, and, during such period, Seller shall make available to Buyer and the Buyer Representatives the appropriate individuals for discussion of the Company’s business, properties and personnel as Buyer or the Buyer Representatives may reasonably request. Notwithstanding the foregoing, in exercising Buyer’s access rights under this Section 6.3, (i) Buyer and the Buyer Representatives shall not be permitted to interfere unreasonably with the conduct of the business of the Company, Seller or any of its Affiliates, (ii) the auditors and accountants of the Company, Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants and (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 6.3(a) shall be subject to applicable rules relating to discovery.

(b) Buyer shall keep all non-public information obtained pursuant to Section 6.3(a) confidential in accordance with the terms of the Confidentiality Agreement, dated April 7, 2011, between Seller and Buyer (the “Confidentiality Agreement”). The Confidentiality Agreement shall continue in full force and effect prior to the Closing and after any termination of this Agreement. The Confidentiality Agreement shall be deemed to have been terminated at the Closing Date solely with respect to information relating to the Company and its products and business; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller or its representatives concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, Seller and Buyer hereby agree that each such Party may issue press release(s) or make other public announcements regarding the transactions contemplated in this Agreement only in accordance with Section 6.7.

(c) Buyer hereby agrees that it shall, and shall cause Buyer Representatives to, keep confidential any Confidential Information not related to the Company, its products or business that Buyer obtains as a result of the Contemplated Transactions and to promptly deliver to Seller or destroy (upon Seller’s request) any such Confidential Information, including all copies, reproductions, and extracts thereof.

(d) Seller hereby agrees that it shall, and shall cause Seller Representatives to, keep confidential any Confidential Information related to the Company, its assets (tangible and intangible), employees, finances, businesses and operations.

Section 6.4 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. Each Party shall use its commercially reasonable efforts to (i) as promptly as practicable, obtain all Approvals necessary to consummate the Contemplated Transactions, (ii) make all filings required by applicable Law required in connection with the authorization, execution and delivery of this Agreement by Buyer and Seller and the consummation by them of the Contemplated Transactions, (iii) furnish all information required for any application or other filing to be made pursuant to any Law or any applicable Regulations of any Governmental Authority in connection with the Contemplated Transactions and all information reasonably requested by any Governmental Authority in connection with the Contemplated Transactions, and (iv) obtain the expiration or termination of any applicable waiting period and any required clearances under the HSR Act or any applicable Foreign Competition Laws.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, Seller and Buyer shall promptly (but in no event later than fifteen (15) days after the date hereof) make or cause their “ultimate parent entities,” as that term is defined in the HSR Act and the Regulation promulgated thereunder to make, in consultation and cooperation with the other Party, (i) an appropriate filing of a notification and report form pursuant to the HSR Act relating to the Contemplated Transactions and (ii) all other necessary registrations, declarations, notices and filings relating to the Contemplated Transactions with other Governmental Authorities under any applicable Foreign Competition Laws.

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and Seller shall notify the other promptly upon the receipt of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.4 or the Contemplated Transactions and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws or Regulations of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the Contemplated Transactions by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.4, each Party will promptly inform the other of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence (including any submissions and document productions) between such Party and any Governmental Authority relating to the Contemplated Transactions. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Contemplated Transactions shall include representatives of both Parties. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Contemplated Transactions by or on behalf of any Party.

(d) Without limiting the foregoing, Buyer shall use reasonable best efforts to promptly take, in order to consummate the Contemplated Transactions by the End Date, all actions necessary to (i) secure the expiration or termination of any applicable waiting period and any required clearances under the HSR Act or any applicable Foreign Competition Laws and (ii) resolve any objections asserted with respect to the Contemplated Transactions raised by any Governmental Authority, and to prevent the entry of any court Order and to have vacated, lifted, reversed or overturned any Order that would prevent, prohibit, restrict, or delay the consummation of the Contemplated Transactions, including: (A) executing settlements, undertakings, consent decrees, stipulations, or other agreements with any Governmental Authority, (B) selling, divesting, licensing, or otherwise conveying particular assets or categories of assets or businesses of Buyer, (C) agreeing to sell, divest, license, or otherwise convey any particular assets or categories of assets or businesses of Buyer contemporaneously with or subsequent to the Closing, and (D) permitting Seller to sell, divest, license, or otherwise convey any particular assets or categories of assets or businesses of the Company prior to the Closing; provided, however, that Buyer shall not be required to take any action that would be material to the business or financial condition of Buyer and its Subsidiaries, taken as a whole, or material to the business or financial condition of the Company. No actions taken pursuant to this Section 6.4 shall be considered for purposes of determining whether a Material Adverse Effect on the

Company or Buyer has occurred. Buyer shall, in consultation with Seller, respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Contemplated Transactions.

(e) Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Contemplated Transactions; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Contemplated Transactions.

(f) The Parties shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 7, as applicable to each of them, and to cause the Contemplated Transactions to be consummated in the most expeditious manner practicable. Each Party, at the reasonable request of another Party, shall promptly execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the Contemplate Transactions.

Section 6.5 Employee Benefits.

(a) From and after the Closing, Buyer shall provide employees of the Company (the “Employees”) with employee benefits (including hourly wage or salary level) that are substantially similar in the aggregate to those employee benefits provided to similarly situated employees of Buyer. Nothing in this Section 6.5(a) shall restrict in any way the ability of Buyer or the Company to terminate any Employee at any time.

(b) To the extent permitted by an applicable Buyer employee benefit plan or arrangement, Buyer shall give Employees full credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements maintained by Buyer or its U.S. Affiliates in which such Employees participate for such Employees’ service with the Company to the same extent recognized by comparable plans of the Company immediately prior to the Closing Date. Notwithstanding the foregoing, with respect to any welfare benefit plans maintained by Buyer or its U.S. Affiliates for the benefit of Employees on and after the Closing Date, Buyer shall use commercially reasonable efforts to (i) cause to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of the Company immediately prior to the Closing Date and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Employees in the year of the Closing Date with respect to similar plans maintained by the Company.

(c) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, (ii) prevent the amendment or termination of any Employee Plan or interfere with the right or obligation of Buyer or the Company to make such changes as are necessary to conform with applicable Law or (iii) create any third-party beneficiary rights in any Employee (including any beneficiary or depending thereof) in respect of any compensation or benefits that may be provided under any plan or arrangement of Buyer.

Section 6.6 Notification of Certain Matters.

(a) Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of the occurrence or non-occurrence of any fact, condition or event of which Seller has Knowledge or which Buyer has Knowledge, as applicable, the occurrence or non-occurrence of which would result in any representation or warranty contained in this Agreement being untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality (including the words “material” or “Material Adverse Effect”), then untrue or inaccurate in any respect) had such representation or warranty been made as of the time of occurrence or discovery of such fact, condition or event and any failure of Seller or Buyer, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, including the right to indemnification.

(b) Each of Buyer and Seller shall give prompt notice to the other Party of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with this Agreement or the Contemplated Transactions, (ii) any notice, document, request, court papers or other communication from any Governmental Authority or other third party in connection with this Agreement or the Contemplated Transactions, (iii) any Claim relating to or involving or otherwise affecting such Party that relates to this Agreement or the Contemplated Transactions, or (iv) any fact, event, change, development, circumstance, condition or effect that such Party has determined would reasonably be expected to delay or impede the ability of such Party to consummate the Contemplated Transactions or to fulfill their respective obligations set forth herein or therein.

(c) Seller shall give prompt notice to Buyer of (i) the occurrence of a default, breach or violation or event that, with notice or lapse of time or both, would become a default, breach or violation under any Material Contract of the Company, (ii) any fact, event, change, development, circumstance, condition or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) any of its representations or warranties contained herein failing to be true and correct in all material respects (or, in the case of any representation or warranty qualified by its terms by materiality (including the words “material” or “Material Adverse Effect”), failure to be true or accurate in any respect).

(d) Seller shall give any notices to third parties, and use commercially reasonable efforts to obtain any Approvals from third parties, (i) necessary to consummate the

Contemplated Transactions (including but not limited to those Approvals set forth on Sections 4.5(a) and 4.5(b) of the Seller Disclosure Schedule), and (ii) otherwise required under any Contracts in connection with the consummation of the Contemplated Transactions. If Seller shall fail to obtain any such Approval from a third party, Seller shall use its commercially reasonable efforts to take such actions as are reasonably requested by Buyer (and Buyer agrees to cooperate therewith as reasonably requested) to limit the adverse effect upon Seller and Buyer, their respective Subsidiaries and Affiliates, and their respective businesses resulting, or which would result after the Closing, from the failure to obtain such consent. Notwithstanding the foregoing, Seller and Buyer shall cooperate with each other and shall use commercially reasonable efforts to have the guarantee described in Section 6.6(d) of the Seller Disclosure Schedule released prior to the Closing.

Section 6.7 Public Announcements. On or prior to Closing, no Party hereto will make any press release, public statement, public announcement or public filing with any Governmental Authority (including any exhibit thereto containing a copy of this Agreement) with respect to this Agreement or any of the Contemplated Transactions (including with respect to the matters set forth in Section 6.7 of the Seller Disclosure Schedule) without the prior written consent of the other Party; provided, however, that either Party may make any press release, public statement, public announcement or public filing which such Party determines is required by applicable Law or stock listing requirements and provided further, that the Party making such press release, public statement, public announcement or public filing shall provide to the other Party a copy of such press release, public statement, public announcement or public filing as early as is reasonably practicable prior to the making thereof, and will consult with the other Party regarding the contents thereof prior to making any such press release, public statement, public announcement or public filing.

Section 6.8 Claims. Prior to the Closing, Seller shall not settle or compromise any Claim brought in connection with the Contemplated Transactions by any present, former or purported holder of any securities of the Company or other present, former or purported counterparty to a Material Contract with the Company without the prior written consent of Buyer; provided, that such consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9 Delivery of Corporate Records. At or before the Closing, Seller shall deliver to Buyer or its designee correct and complete copies of all of the Company’s minute books of all stockholders, Board of Directors and committee meetings, unanimous or other consents, corporate seals, stock ledgers, true and complete copies of the Charter and Bylaws, and other similar records and items reasonably requested by Buyer from Seller.

Section 6.10 Certain Litigation Matters. After the Closing, with respect to the legal proceedings described in paragraph 2 of Section 4.10(a) of the Seller Disclosure Schedule, Buyer shall assume and continue to perform all of the obligations of the Company and Seller to coordinate the defense of the defendants, engage legal counsel (whether it continues to engage Clifford Chance LLP or otherwise), and pay for and reimburse any legal costs and expenses (including court costs and attorneys’ fees) of the defendants; provided, however, that all costs and expenses incurred by Buyer or the Company in connection with such legal proceedings shall be borne equally by Buyer and Seller; provided, further, that Seller’s obligations with respect to the legal proceedings described in paragraph 2 of Section 4.10(a) of the Seller Disclosure

Schedule shall be limited to the amount set forth in Section 6.10 of the Seller Disclosure Schedule and, following the reimbursement by Seller to Buyer of such amount in accordance with Section 6.10 of the Seller Disclosure Schedule, Seller shall be deemed to have paid such amount in full and shall have no additional obligations or liability of any kind whatsoever with respect thereto.

Section 6.11 Post-Closing Books and Records of the Company. Until the end of the Contingent Payment Termination Date, Buyer shall maintain all books and records of the Company relating to periods ending on or prior to the Closing. If at any time after the Closing, Seller requires access to certain of such book(s) or record(s), Buyer shall, at its option, (i) deliver copies of such book(s) and/or record(s) specified in reasonable detail by Seller at Seller’s cost or (ii) make available such book(s) and/or record(s) as are specified in reasonable detail by Seller to Seller during normal business hours at a mutually agreed time and place, which information Seller agrees to keep confidential and not to disclose to any Person except to its representatives on a “need to know” basis.

Section 6.12 FDA Approval Matters.

(a) Prior to the Closing, Seller shall notify Buyer of any communications with the FDA or any Governmental Authority in any other jurisdiction, including outside of the United States, or any other Governmental Authority, whether written or oral, as soon as reasonably practicable, but in no event later than three (3) Business Days after the receipt of such communication, and within such same time period, Seller shall provide Buyer with copies of any such written communications and written summaries of any such oral communications.

(b) Prior to the Closing, from time to time and at the reasonable request of Buyer, Seller shall provide Buyer with updates concerning the progress of the Company’s regulatory filings and strategy for obtaining necessary regulatory Approvals to market and sell the LipoSonix Product. Seller shall reasonably consult with Buyer regarding any regulatory filing prior to finalizing such filings and delivering them to the relevant Governmental Authorities.

Section 6.13 Additional Covenants Regarding LipoSonix Agreement.

(a) Notwithstanding anything to the contrary in this Agreement (including Article 9), this Section 6.13 shall govern the rights and obligations of the Parties with respect to matters involving indemnification claims under Article 9 of the LipoSonix Agreement. In the event of any inconsistency between this Section 6.13 and Article 9 of this Agreement, the provisions of this Section 6.13 shall be controlling.

(b) In the event that (i) Seller (as “Parent” under the LipoSonix Agreement) or a “Parent Indemnified Person” (as defined in the LipoSonix Agreement) affiliated with Seller (a “Medicis Indemnitee”) submits an indemnification claim under Article 9 of the LipoSonix Agreement (a “LipoSonix Indemnification Claim”) or (ii) Buyer (or another Buyer Indemnified Person) provides notice of an indemnification claim under Article 9 of this Agreement with respect to Losses arising out of or resulting from the same or a substantially similar matter (or the same or substantially similar facts, events or circumstances) as those forming the basis for a

LipoSonix Indemnification Claim by a Medicis Indemnitee (whether such Buyer indemnification claim is submitted before or after such Medicis Indemnitee submits such LipoSonix Indemnification Claim), Buyer and Seller agree as follows:

(i) Buyer shall, as reasonably requested by Seller, cooperate with such Medicis Indemnitee in connection with such Medicis Indemnitee’s efforts to seek recovery under Article 9 of the LipoSonix Agreement with respect to such LipoSonix Indemnification Claim (it being understood that Seller shall reimburse Buyer for its reasonable out of pocket expenses incurred in providing such cooperation);

(ii) Buyer shall set off against Contingent Payments then payable, or that become payable in the future, under the LipoSonix Agreement an amount equal to the amount of Losses with respect to such LipoSonix Indemnification Claim which “Parent” or the “Surviving Corporation” (as such terms are defined in the LipoSonix Agreement) is entitled to off-set against such Contingent Payments in accordance with Section 3.11(h) and Article 9 of the LipoSonix Agreement; it being understood that, as between Seller and Buyer, Buyer shall be responsible for making the determination whether Losses are “more likely than not to be incurred or suffered” for purposes of the LipoSonix Agreement, including Section 3.11(h) and Article 9 of the LipoSonix Agreement, and such determination shall be controlling for purposes of Section 3.11(h) and Article 9 of the LipoSonix Agreement with respect to such LipoSonix Indemnification Claim;

(iii) Buyer agrees to provide (or if requested by Seller, join with Seller or such Medicis Indemnitee in providing) such notices or other communications reasonably requested by Seller or such Medicis Indemnitee for purposes of complying with and/or preserving rights under Article 9 of the LipoSonix Agreement (including Section 9.11 of the LipoSonix Agreement) and Section 3.11(h) of the LipoSonix Agreement with respect to such LipoSonix Indemnification Claim and in order to preserve and effectuate the off-set rights set forth in the LipoSonix Agreement with respect thereto;

(iv) in the event that it is finally determined that such Medicis Indemnitee is entitled to indemnification under Article 9 of the LipoSonix Agreement with respect to such LipoSonix Indemnification Claim and that “Parent” or the “Surviving Corporation” (as such terms are defined in the LipoSonix Agreement) are entitled to retain some or all of the amounts previously off-set prior to such final determination under Section 3.11(h) and Article 9 of the LipoSonix Agreement (or which Buyer was otherwise entitled to off-set pursuant to the terms of the LipoSonix Agreement) with respect to such LipoSonix Indemnification Claim, Buyer agrees to promptly pay to Seller an amount equal to such off-set amount, less the sum of (x) any reasonable and documented out-of-pocket expenses incurred by Buyer as contemplated in clause (i) above (provided such documentation is promptly provided to Seller) in connection with such LipoSonix Indemnification Claim and (y) any amount to which Buyer is finally determined to be entitled to recover from Seller, if any, pursuant to a valid indemnification claim timely submitted in accordance with Article 9 of this Agreement with respect to Losses arising out of or resulting from the same or a substantially similar matter (or the same or substantially similar facts, events or circumstances) as those forming the basis for the LipoSonix Indemnification Claim;

(v) in the event that it is finally determined that such Medicis Indemnitee is entitled to indemnification under Article 9 of the LipoSonix Agreement with respect to such LipoSonix Indemnification Claim and that “Parent” or the “Surviving Corporation” (as such terms are defined in the LipoSonix Agreement) are entitled to off-set some or all of such Losses against future Contingent Payments under Section 3.11(h) and Article 9 of the LipoSonix Agreement with respect to such LipoSonix Indemnification Claim, but no Contingent Payments (or an insufficient amount of Contingent Payments to fully offset such Losses) had otherwise become payable under the LipoSonix Agreement prior to such final determination against which such Losses could be off-set under Section 3.11(h) and Article 9 of the LipoSonix Agreement with respect to such LipoSonix Indemnification Claim, Buyer agrees to off-set such Losses against future Contingent Payments (up to an amount equal to the aggregate amount of such Losses) in accordance with Section 3.11(h) and Article 9 of the LipoSonix Agreement and to, thereafter, promptly pay to Seller an amount equal to such off-set amount, less the sum of (x) any reasonable and documented out-of-pocket expenses incurred by Buyer as contemplated in clause (i) above (provided such documentation is promptly provided to Seller) in connection with such LipoSonix Indemnification Claim and (y) any amount to which Buyer is finally determined to be entitled to recover from Seller, if any, pursuant to a valid indemnification claim timely submitted in accordance with Article 9 of this Agreement with respect to Losses arising out of or resulting from the same or substantially similar matter (or the same or substantially similar facts, events or circumstances) as those forming the basis for the LipoSonix Indemnification Claim;

(vi) to the extent that Buyer (or another Buyer Indemnified Person) provides notice of an indemnification claim under Article 9 of this Agreement with respect to Losses arising out of or resulting from the same or a substantially similar matter (or the same or substantially similar facts, events or circumstances) as those forming the basis for a LipoSonix Indemnification Claim by a Medicis Indemnitee (whether such Buyer indemnification claim is submitted before or after such Medicis Indemnitee submits such LipoSonix Indemnification Claim), Buyer agrees that, notwithstanding anything in Article 9 of this Agreement to the contrary, (x) resolution of, and any recovery with respect to, the portion of such Buyer indemnification claim that arises out of or results from the same or a substantially similar matter (or the same or substantially similar facts, events or circumstances) as those forming the basis for a LipoSonix Indemnification Claim shall be tolled under this Agreement pending a final determination of such LipoSonix Indemnification Claim, (y) such Buyer indemnification claim shall remain subject to all other limitations on and conditions to indemnification set forth in Article 9 of this Agreement, and (z) such Buyer Indemnified Persons shall not be entitled to recover any Losses from Seller under Article 9 of this Agreement with respect to such Buyer indemnification claim (or the applicable portion thereof that is tolled hereunder) unless and until a final determination is made with respect to such LipoSonix Indemnification Claim and then only to the extent that the amount of Losses to which such Buyer Indemnified Person is otherwise entitled to recover from Seller with respect to such Buyer indemnification claim (or applicable portion thereof that is tolled hereunder) pursuant to the terms of Article 9 of this Agreement exceeds the amount which “Parent” or the “Surviving Corporation” (as such terms are defined in the LipoSonix Agreement) are entitled to off-set against Contingent Payments under Section 3.11(h) and Article 9 of the LipoSonix Agreement;

(vii) Buyer agrees to provide written notification to Seller of any indemnification claim it intends to assert under Article 9 of the LipoSonix Agreement prior to submitting any such claim under the LipoSonix Agreement and to allow Seller to participate, at its sole expense, in any such indemnification claim (it being understood that the other provisions of this Section 6.13 shall apply in the event Buyer also submits an indemnification claim against Seller under Article 9 of this Agreement and/or a Medicis Indemnitee also submits a LipoSonix Indemnification Claim under Article 9 of the LipoSonix Agreement with respect to Losses arising out of or resulting from the same or a substantially similar matter (or the same or substantially similar facts, events or circumstances) as those forming the basis for such LipoSonix Indemnification Claim;

(viii) in the event any indemnification claim under the LipoSonix Agreement involves a “Third Party Claim” (as defined in the LipoSonix Agreement), the procedure with respect to third party claims set forth in Section 9.10 of the LipoSonix Agreement shall govern to the extent inconsistent with the procedures for Third Party Claims under Section 9.5 of this Agreement; it being understood that, if both Buyer and a Medicis Indemnitee have asserted indemnification claims under Article 9 of the LipoSonix Agreement with respect to Losses arising out of or resulting from the same or a substantially similar matter (or the same or substantially similar facts, events or circumstances), Buyer shall be entitled to make the determination as to (and to control) the defense of such “Third Party Claim” under Article 9 of the LipoSonix Agreement;

(ix) if Buyer complies with all of its obligations under this Section 6.13 with respect to indemnification claims and off-set rights under the LipoSonix Agreement, Seller agrees to indemnify Buyer for any Losses actually incurred or suffered as a result of any actions taken or not taken at the direction of Seller pursuant to this Section 6.13; it being understood that, to the extent Buyer’s failure to comply with its obligations under this Section 6.13 with respect to any indemnification claim under the LipoSonix Agreement results in Seller’s or Buyer’s inability to off-set all or a portion of any Losses against amounts under Section 3.11(h) or Article 9 of the LipoSonix Agreement that it would otherwise have been entitled to off-set had Buyer timely complied with all of its obligations hereunder and under the LipoSonix Agreement (the “Lost Offset Amount”), such Lost Offset Amount shall reduce dollar-for-dollar the amount of any Losses to which Seller is otherwise obligated to indemnify Buyer under Article 9 of this Agreement with respect to any indemnification claims thereunder;

(x) consistent with the foregoing provisions of this Section 6.13, for the avoidance of doubt, Buyer shall not be deemed to have suffered a Loss for purposes of Article 9 of this Agreement, to the extent that: (I) Buyer off-sets such Losses against Contingent Payments under Section 3.11(h) and Article 9 of the LipoSonix Agreement (including future Contingent Payments) or (II) Buyer was otherwise entitled to off-set such Losses against the Contingent Payments under Section 3.11(h) and Article 9 of the LipoSonix Agreement (including future Contingent Payments) but failed to timely and properly exercise such off-set rights; and

(xi) the Parties agree to provide each other with copies of all notices provided under Article 9 or Section 3.11(h) of the LipoSonix Agreement to any third Person with respect to any indemnification claims or effort to exercise off-set rights thereunder.

(c) In the event that Buyer submits an indemnification claim under Article 9 of the LipoSonix Agreement, including on behalf of the “Surviving Corporation” (as such term is defined in the LipoSonix Agreement), Seller agrees to provide (or if requested by Buyer, join with Buyer in providing) such notices as reasonably requested by Buyer in order to preserve and effectuate the off-set rights set forth in the LipoSonix Agreement with respect thereto.

Section 6.14 Control of Business. Subject to the terms of this Agreement, Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Company remain in the dominion and control of Seller, as applicable, until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Company, as applicable, except as specifically contemplated or permitted by this Article 6 or as otherwise consented to in advance by an executive officer of Seller, as applicable.

Section 6.15 Seller Marks. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that Buyer does not possess and is not obtaining pursuant to this Agreement, any rights in, or to use (whether by license or otherwise), the name “Medicis” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, insignia or Internet domain names related thereto or containing or comprising any of the foregoing, including any transliterations thereof or any name or mark confusingly similar thereto (collectively, the “Seller Marks”). Buyer acknowledges and agrees that as between Buyer, on the one hand, and Seller and its Affiliates, on the other hand, all right, title and interest in and to the Seller Marks are owned exclusively by Seller and its Affiliates. Upon the Closing, Buyer shall (a) cease any and all use of all Seller Marks in any and all forms (whether used alone, in a stylized version or with other marks or designs), on any and all items and materials including, without limitation, any websites, Internet domain names, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other business documents and materials (“Documents and Materials”); and (b) destroy, remove or replace all Seller Marks from all Documents and Materials of any type and regardless of form or format that are in the possession or control of Buyer.

Section 6.16 Audit and Preparation of Company Financial Statements. From and after the date hereof, Seller and Buyer shall cooperate in the negotiation of a letter agreement to be entered into by Seller and Buyer governing the terms and conditions of Seller’s cooperation with Buyer in connection with Buyer’s obligation (if any) to prepare and file a Current Report on Form 8-K containing the information required therein, including the audited and unaudited financial statements of the Company required by Rule 3-05 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) together with the unqualified audit opinion of Ernst & Young LLP, Seller’s registered independent accounting firm, and the pro forma financial information with respect to the transactions contemplated by this Agreement to the extent required by Article 11 of Regulation S-X of the SEC.

Section 6.17 Buyer Financing. From and after the date hereof, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the revolving line of credit and term loan as described in the letter from Silicon Valley Bank dated

September 7, 2011 and addressed to Buyer, including using its commercially reasonable efforts to: (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the letter as promptly as practicable after the date hereof and (ii) satisfy on a timely basis all conditions applicable to Buyer that are within Buyer’s control in such definitive agreements.

Section 6.18 Transition Services Agreement. Prior to the Closing, the Parties shall use commercially reasonable efforts to negotiate and enter into a transition services agreement on terms reasonably acceptable to the Parties, pursuant to which Seller would provide certain temporary services to the Company after the Closing on a transitional basis in order to avoid interruption of the Company’s business.

Section 6.19 No Use of Corporate Name. On the Closing Date or the first Business Day after the Closing Date, Buyer shall cause the Company to change its name from “Medicis Technologies Corporation” to a name that does not contain the word “Medicis” or any transliterations thereof or any name confusingly similar thereto, and deliver evidence that Buyer has made the filing required pursuant to this sentence with the Secretary of State of the State of Delaware and that the filing has become effective as of the Closing Date or such first Business Day in accordance with the DGCL.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) HSR Act; Foreign Competition Laws. Any applicable waiting period under the HSR Act relating to the Contemplated Transactions, if any, shall have expired or been terminated and any approvals required under applicable Foreign Competition Laws shall have been obtained.

(b) No Governmental Restriction, Etc. There shall not be in effect any Order asserted by any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; provided, that prior to asserting the failure of this condition the Party asserting its failure shall have used its reasonable best efforts to have such Order vacated.

Section 7.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions shall also be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement (which shall, for purposes of this Section 7.2(a), be read without any qualification contained therein as to materiality, including the words “material” or “Material Adverse Effect”) shall be true and correct on the date hereof and on and as of the Closing, with the same effect as if made on and as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except where failures of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3(a) and 4.4 shall be true and correct in all material respects on the date hereof and on and as of the Closing, with the same effect as if made on and as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date). Buyer shall have received a certificate to such effect signed by an authorized officer of Seller.

(b) Agreements and Covenants. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and Buyer shall have received a certificate to such effect signed by an authorized officer of Seller.

(c) No Material Adverse Change. There shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Resignation of Directors and Officers. Seller shall have received letters of resignation, effective as of the Closing, from each of the directors and officers of the Company.

(e) FIRPTA. Seller shall have delivered to Buyer written certification of the non-foreign status of Seller within the meaning of, and in accordance with the provisions of, Treasury Regulations § 1.1445-2(h)(2).

(f) No Governmental Restriction, Etc. There shall not be any pending action, suit or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions or (ii) seeking to require Buyer to take any of the actions specified in clauses (A) through (D) of Section 6.4(d) that would be material to the business or financial condition of Buyer and its Subsidiaries, taken as a whole, or material to the business or financial condition of the Company.

Section 7.3 Additional Conditions to Obligations of Seller. The obligation of Seller to consummate the Contemplated Transactions by this Agreement shall also be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (which shall, for purposes of this Section 7.3(a), be read without any qualification contained therein as to materiality, including the words “material” or “Material Adverse Effect”) shall be true and correct on the date hereof and on and as of the Closing, with the same effect as if made on and as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except where failures of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Seller shall have received a certificate to such effect signed by an authorized officer of Buyer.

(b) Agreements and Covenants. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and Seller shall have received a certificate to such effect signed by an authorized officer of Buyer.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) By mutual written consent of the Parties;

(b) By either Buyer or Seller if the Closing shall not have occurred on or before January 11, 2012 (as the same may be extended pursuant to this Section 8.1(b), the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date; and provided, further, that if the consummation of the Contemplated Transactions is subject to the notification requirement and waiting period under the HSR Act or any applicable Foreign Competition Laws and the expiration of the applicable waiting period under the HSR Act or any applicable Foreign Competition Laws has not been obtained by the End Date, the End Date shall be automatically extended, without further action of the Parties, until March 12, 2012; or

(c) By either Buyer or Seller, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated herein; provided, that the issuance of such final, non-appealable Order shall not be attributable to the breach of this Agreement by the Party seeking termination pursuant to this Section 8.1(c);

(d) By Buyer, if Buyer is not in breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Seller herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)) or (ii) there has been a breach on the part of Seller of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice to Seller by Buyer; provided, however, that no such cure period shall be required for a breach which by its nature cannot be cured; or

(e) By Seller, if it is not in breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Buyer herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Buyer of any of their respective covenants or agreements contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after written notice to Buyer by Seller; provided, however, that no such cure period shall be required for a breach which by its nature cannot be cured.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1 (which termination will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto), this Agreement (other than this Section 8.2 (Effect of Termination) and Sections 6.3 (Access to Information; Confidentiality), 6.7 (Public Announcements) and 11.1 through 11.10 (Miscellaneous) and any related definitional provisions herein, which shall survive such termination) will forthwith become void and be of no further force and effect, and there will be no liability on the part of the Parties or any of their respective officers or directors to the other and all rights and obligations of any Party hereto will cease, except that nothing herein will relieve any Party from liability for any Intentional Breach by such Party, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

Section 8.3 Amendment. Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer or in the case of a waiver, by the Party against whom the waiver is to be effective.

Section 8.4 Waiver. At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other, may, to the extent permitted by Law, extend the time for the performance of any of the obligations or other acts required by the other Party hereunder, waive any inaccuracies in the representations and warranties made to such Party and contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. For the avoidance of doubt, no such waiver granted pursuant to the foregoing shall limit an Indemnified Person’s right to indemnification under Article 9 with respect to the matter waived, except to the extent specified in such waiver.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Survival; Time Limitation. All representations, warranties, covenants and obligations in this Agreement will survive the Closing and the consummation of the Contemplated Transactions, subject to the following:

(a) If the Closing occurs, Seller will have indemnification obligations under this Article 9, subject to Section 9.7, with respect to (i) any breach, untruth or inaccuracy of any representation or warranty of Seller contained in Article 4 of this Agreement (other than the representations and warranties in Sections 4.3, 4.4, 4.18 and 4.29 of this Agreement, as to which a Claim may be made at any time, and the representations and warranties in Section 4.14, as to which a Claim may be made until ninety (90) days after the expiration of the applicable statute of limitations) or (ii) any Claim for indemnification pursuant to Section 9.2(a)(ii) (except in respect of an Intentional Breach by Seller of the covenants or agreements described in such Section), Section 9.2(a)(vii) or Section 9.2(a)(viii), only if on or before the twelve (12) month anniversary of the Closing Date, Buyer notifies Seller as set forth in Sections 9.4 or 9.5, as applicable, of this Agreement.

(b) If the Closing occurs, Buyer will have indemnification obligations under this Article 9, subject to Section 9.7, with respect to any breach, untruth or inaccuracy of any representation or warranty of Buyer contained in Article 5 of this Agreement (other than the representations and warranties in Sections 5.2, 5.5 through 5.9 of this Agreement, as to which a Claim may be made at any time), only if on or before the twelve (12) month anniversary of the Closing Date, Seller notifies Buyer as set forth in Sections 9.4 or 9.5, as applicable, of this Agreement.

Section 9.2 Indemnification; Remedies.

(a) Subject to the limitations set forth in this Article 9, Buyer and its Affiliates (including, from and after the Closing, the Company) and each of their respective officers, directors, agents, representatives, employees, successors and permitted assigns (hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) shall be indemnified by Seller, as set forth in this Article 9, from and against any and all amounts payable, payments, losses, damages, claims, demands, actions or causes of action, liabilities, settlements, judgments, costs and expenses, including interest, penalties, fines and fees (including reasonable attorneys’ fees and costs of Claims) (collectively, “Losses”), arising out of or resulting from any of the following matters:

(i) the breach, untruth or inaccuracy of any representation or warranty of Seller contained in Article 4 of this Agreement or in any schedule, exhibit or certificate delivered by Seller pursuant hereto, determined in each case and for all purposes without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein (other than Sections 4.6(a) and 4.8(a), for which breaches, untruths or inaccuracies shall be determined without disregarding any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein);

(ii) the breach or nonperformance by Seller of any of its covenants or agreements contained in this Agreement to be performed prior to or at the Closing, determined in each case and for all purposes without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein;

(iii) the breach or nonperformance by Seller of any of its covenants or agreements contained in this Agreement to be performed after the Closing, determined in each case and for all purposes without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein;

(iv) the following Taxes and, except as otherwise provided in Section 10.3, any Losses incurred in contesting or otherwise in connection with any such Taxes: (A)

Taxes imposed on the Company with respect to Tax periods ending on or before the Closing Date; (B) with respect to Tax periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company which are allocable, pursuant to Section 10.1, to the portion of such period ending on the Closing Date; (C) Taxes of any Person attributable to any taxable period for which the Company (or any predecessor or subsidiary thereof) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company (or any predecessor or subsidiary) being (or having been) included in any consolidated, affiliated, combined, aggregate or unitary group at any time before the Closing Date; (D) Taxes imposed on any Person other than the Company for which the Company is liable under an agreement entered into on or before the Closing Date; (E) any Taxes imposed in connection with the transactions contemplated by this Agreement (including by reason of the Company ceasing to be a member of any Affiliated Group); and (F) Taxes imposed on the Company, as a result of any breach of warranty or misrepresentation under Section 4.14; provided, that payments under this paragraph shall only be made to the extent that the amount exceeds any accrual or reserve for Taxes included in the calculation of Final Working Capital;

(v) the breach or nonperformance by Seller of its obligations set forth in the LipoSonix Agreement;

(vi) matters with respect to which and to the extent that Seller or its Affiliates are entitled to indemnification pursuant to Article 9 of the LipoSonix Agreement, only if and to the extent that (A) a Buyer Indemnified Person is not otherwise entitled to indemnification under the LipoSonix Agreement and (B) such Losses are off-set against Contingent Payments under Section 3.11(h) and Article 9 of the LipoSonix Agreement;

(vii) the breach, untruth or inaccuracy of any representation or warranty of Seller, or the breach or nonperformance by MAC, of any of its covenants or agreements, contained in the Asset Purchase Agreement;

(viii) any claim based upon breach of product warranty, strict liability in tort, negligent design or manufacture of product, or any other product liability claim (whether in tort, contract or otherwise), arising from the materials, design, testing, manufacture, packaging or labeling (including instructions for use) with respect to any Product sold or manufactured by the Company prior to Closing; and

(ix) any amounts payable to any director, officer, employee, agent, consultant or advisor of the Company as a result of announcement or the consummation of the transactions contemplated hereby, including change-in-control payments (whether triggered by the change-in-control alone or in combination with a later termination of employment), severance payments, retention or “stay” bonuses, special or closing bonuses or similar payments, in each case that the Company or Buyer is or will become contractually obligated to pay under any Contract with the Company or Seller.

(b) Subject to the limitations set forth in this Article 9, Seller and its Affiliates and each of their respective officers, directors, agents, representatives, employees, successors and permitted assigns (hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) shall be indemnified by Buyer, as set forth in this Article 9 from and against any and all Losses arising out of or resulting from any of the following matters:

(i) the breach, untruth or inaccuracy of any representation or warranty of Buyer contained in Article 5 of this Agreement or in any schedule, exhibit or certificate delivered by Buyer pursuant hereto, determined in each case and for all purposes without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein;

(ii) the breach or nonperformance by Buyer of any of its covenants or agreements contained in this Agreement, determined in each case and for all purposes without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein; and

(iii) the breach or nonperformance by Buyer of the obligations set forth in the LipoSonix Agreement to make the Contingent Payments as set forth in the LipoSonix Agreement.

(c) Nothing in this Agreement shall limit the liability of any Party for any breach of any representation, warranty, covenant or agreement in this Agreement if this Agreement is terminated.

Section 9.3 Calculation of Losses; Indemnification Limitations.

(a) For the purposes of calculating the amount of Losses pursuant to Section 9.2(a)(i) and Section 9.2(b)(i), the representations and warranties in this Agreement shall be read without any materiality (including the word “material”), Material Adverse Effect or similar qualifiers.

(b) Subject to Section 9.7, the Buyer Indemnified Persons or the Seller Indemnified Persons (each, an “Indemnified Person”), as the case may be, shall not be entitled to indemnification pursuant to Sections 9.2(a)(i) (except in respect of the representations and warranties made under Sections 4.3, 4.4, 4.14, 4.18 and 4.29, as to which the limitation in this Section 9.3(b) shall not apply), 9.2(a)(ii) (except in respect of an Intentional Breach by Seller of the covenants or agreements described in such Section, as to which the limitation in this Section 9.3(b) shall not apply), 9.2(a)(iii) (except in respect of an Intentional Breach by Seller of the covenants or agreements described in such Section, as to which the limitation in this Section 9.3(b) shall not apply), 9.2(a)(vii), 9.2(a)(viii) and 9.2(b)(i) (except in respect of the representations and warranties made under Sections 5.2, 5.5 through 5.9, as to which the limitation in this Section 9.3(b) shall not apply) for any Losses until the aggregate amount of all Losses incurred by the Buyer Indemnified Persons or the Seller Indemnified Persons, as the case may be, exceeds *** (the “Threshold”), in which case the Indemnified Persons shall be entitled to indemnification for the full amount of Losses including the Threshold (i.e., back to dollar one); provided, however, that only individual Claims with a value in excess of *** shall be included in the Threshold or be counted for determining the amount of Losses to be indemnified to the Buyer Indemnified Persons or the Seller Indemnified Persons, as the case may be.

(c) For the avoidance of doubt, the limitations in Section 9.3(b) shall not apply to any Claim for indemnification pursuant to Sections 9.2(a)(ii) and 9.2(a)(iii) in respect of an Intentional Breach by Seller of the covenants or agreements described in such Sections, Sections 9.2(a)(iv) through (vi), Section 9.2(a)(ix) and Sections 9.2(b)(ii) and 9.2(b)(iii).

(d) Notwithstanding anything in this Agreement to the contrary, subject to Section 9.7, the right of the Buyer Indemnified Persons to seek indemnification (i) pursuant to Section 9.2(a)(i) (except in respect of the representations and warranties made under Sections 4.3, 4.4, 4.14, 4.18 and 4.29), Section 9.2(a)(ii) (except in respect of an Intentional Breach by Seller of the covenants or agreements described in such Section), Section 9.2(a)(iii) (except in respect of an Intentional Breach by Seller of the covenants or agreements described in such Section), Section 9.2(a)(vii) and Section 9.2(a)(viii), shall be limited to and capped at an amount equal to the sum of (x) *** of the sum of the Purchase Price and the FDA Milestone Payment (to the extent actually paid by Buyer to Seller) and (y) *** of the Seller Contingent Payments, other than the FDA Milestone Payment, actually paid by Buyer to Seller hereunder and shall be satisfied exclusively by off-setting against the Seller Contingent Payments; and (ii) pursuant to (A) Section 9.2(a)(i) with respect to the representations and warranties made under Sections 4.3(a), 4.4, 4.18 and 4.29 and (B) Section 9.2(a)(v), shall be limited to and capped at an amount equal to *** of the sum of (x) the Purchase Price and (y) the Seller Contingent Payments actually paid by Buyer to Seller hereunder; provided, that, in the event that Buyer is entitled to indemnification pursuant to Articles 9, but its recovery is limited by clause (i) or (ii) of this sentence, Buyer shall be entitled to recover any unrecovered amount as to which Buyer is entitled to indemnification pursuant to Article 9 from future Contingent Payments, subject to limitations set forth in clauses (i) and (ii) of this sentence.

(e) Subject to Section 9.7, any Claim required to be made by Seller or Buyer, as the case may be, on or prior to the expiration of the applicable survival period set forth in Section 9.1, and not made, shall be irrevocably and unconditionally released and waived by such party.

(f) The amount of any Losses for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses and, to the extent applicable, shall be subject to the obligations and limitations set forth in Section 6.13. The Indemnified Party shall use commercially reasonable efforts to obtain full recovery under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any party with respect to any Losses for which any such person has been indemnified hereunder and has received funds in the amount of the Losses or portion thereof (including under the off-set provisions of the LipoSonix Agreement), then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

Section 9.4 Notice of Claims. In the event any Indemnified Person wishes to pursue its, his or her rights to indemnification under this Article 9, if the matter does not involve a Third Party Claim under Section 9.5 hereof, the Indemnified Person shall give written notice thereof to the Indemnifying Party stating that an indemnification Claim or Claims pursuant to Section 9.2 or any other provision of this Agreement is being made, describing the basis for such Claim with reasonable specificity and specifying in reasonable detail the Losses in respect of such Claim (provided that the Indemnified Person shall not be bound by any estimate of Losses made in good faith and contained in such description). Within thirty (30) days from the receipt of such notice, the Indemnifying Party shall provide a written notice to such Indemnified Person indicating whether the Indemnifying Party objects to such Claim. If no such objection notice is received by such Indemnified Person within such thirty (30) day period, the Indemnifying Party waives any objection to such Indemnified Person being indemnified for such Claim pursuant to this Agreement under this Article 9. If such notice of objection is provided within such period, the Indemnifying Party and the Indemnified Person or its, his or her representative(s) shall then attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such Claims. If no such resolution can be reached after good faith negotiation, such Indemnified Person or the Indemnifying Party may institute proceedings in a court of competent jurisdiction (in accordance with Section 11.8) to resolve any such dispute, and each such Indemnified Person and the Indemnifying Party, subject to Section 6.13, shall seek to resolve such dispute in as expeditious a manner as practicable. In the case of any such proceeding, the Indemnified Person and the Indemnifying Party shall each be responsible for the payment of its own fees and expenses.

Section 9.5 Third Party Claims.

(a) In the event that an Indemnified Person is made a defendant in or party to any Claim instituted by any third party, the liability or the costs or expenses of which are Losses indemnifiable pursuant to this Article 9 (any such third party Claim being referred to as a “Third Party Claim”), such Indemnified Party shall give the party from whom indemnification hereunder is sought (the “Indemnifying Party”) prompt written notice thereof specifying in reasonable detail the Losses with respect to such Third Party Claim (including a good faith estimate of such Losses, if reasonably available); provided, however, that the delay or failure to give such notice shall only relieve the Indemnifying Party of its indemnification obligations under this Article 9 to the extent, if at all, that the Indemnifying Party is materially prejudiced by reasons of such delay or failure; and provided further, that such written notice must in all events be provided on or before the expiration of the applicable survival period set forth in Section 9.1. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim, other than privileged documents and those notices and documents separately addressed to the Indemnifying Party.

(b) The Indemnifying Party will have the right to assume the defense, at its own expense and by counsel reasonably acceptable to the Indemnified Party, of the Indemnified Party against any Third Party Claim so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within thirty (30) days after it first receives notice of such Third Party Claim pursuant to Section 9.5(a) that it will defend the Indemnified Party against the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that a conflict is likely to exist if the same counsel were to represent the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection any criminal or regulatory enforcement action, (v) the Third Party Claim does not relate to the payment or non-payment of Taxes and (vi) the Indemnifying Party conducts the defense of the Third Party Claim diligently. If the Indemnifying Party does not, within fifteen (15) days of it first receiving notice of a Third Party Claim pursuant to Section 9.5(a), elect to assume the defense of such Third Party Claim, or if the Indemnified Party assumes such defense and, thereafter, any of the conditions in subclauses (i) through (vi) above of this Section 9.5(b) exist, the applicable Indemnified Party may assume the defense of, defend against, negotiate, settle or otherwise deal with such Third Party Claim, at the Indemnifying Party’s expense. If the applicable Indemnified Party defends any Third Party Claim pursuant to the preceding sentence or pursuant to subclauses (i) through (vi) above of this Section 9.5(b), then the Indemnifying Party shall reimburse the applicable Indemnified Party for the reasonable costs and expenses of defending such Third Party Claim upon submission of periodic bills, and the Indemnifying Party shall cooperate in the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim pursuant to and in accordance with this Section 9.5(b), the Indemnifying Party shall keep the Indemnified Parties apprised of the status of such Third Party Claim and any significant developments with respect thereto and the applicable Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c) If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to and in accordance with Section 9.5(b), the Indemnified Parties shall cooperate in the defense or prosecution thereof and the Indemnified Parties shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend if such settlement, compromise or discharge (i) does not require any payment or other action by, or limitation (including injunctive or any other equitable relief) on, any Indemnified Party and (ii) fully releases such Indemnified Parties in connection with such Third Party Claim. In no event shall the Indemnifying Party admit any liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnified Parties.

(d) Notwithstanding the foregoing provisions of Sections 9.5(b) and (c), the provisions of Section 6.13(b)(viii) shall apply in lieu of the provisions of Sections 9.5(b) and (c) to the extent the same Third Party Claim covered under this Section 9.5(b) is also the basis for an indemnification claim by a Medicis Indemnitee under the LipoSonix Agreement, as contemplated in Section 6.13.

Section 9.6 Other Matters. Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article 9 shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for the same Losses. Without limiting the generality of the foregoing, Buyer shall make no claim for indemnification under this Article 9 in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 2.4 or for which Buyer was entitled to offset against Contingent Payments pursuant to Section 3.11(h) and Article 9 of the LipoSonix Agreement.

Section 9.7 Exclusive Remedies. Notwithstanding anything to the contrary herein, the Parties hereby agree that, except for Claims based on fraud, from and after the Closing, the exclusive remedy for any breach of a representation or warranty, covenant or agreement contained in this Agreement shall be the indemnification provisions set forth in this Article 9; provided, however, that nothing in this Article 9 shall prohibit any Party from seeking specific performance or injunctive relief against any other Party in respect of a breach by such other Party of any covenant hereunder.

Section 9.8 No Special, Punitive or Consequential Damages. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, no Party shall be liable to or otherwise responsible for special, punitive or consequential damages, other than: (i) special, punitive or consequential damages awarded to a third party pursuant to a Third Party Claim; and (ii) consequential damages awarded to a Party pursuant to a Claim for indemnification under this Article 9 pursuant to Section 9.2(a)(i) (other than with respect of the representations and warranties made under Sections 4.3, 4.14, 4.18 and 4.29) or pursuant to Section 9.2(b)(i).

ARTICLE 10

TAX

Section 10.1 Tax Allocation. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(a) in the case of Taxes that are either (x) based upon or related to income, receipts, payroll or other compensation for services or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and

(b) in the case of Taxes not described in Section 10.1(a) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 10.2 Returns and Payments.

(a) Seller shall prepare and file in a timely manner all Tax Returns relating to the Company that are due on or before the Closing Date and all income Tax Returns for Tax years of the Company ended on or before the Closing Date regardless of whether such income Tax Returns are filed before or after the Closing Date. Seller shall pay in a timely manner all Taxes that are due with respect to such Tax Returns. Such Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between the Tax periods covered by such Tax Returns and subsequent Tax periods. Buyer shall have the right to review such Tax Returns insofar as they pertain to the Company for fifteen (15) days prior to the filing of such Tax Returns, and Seller agrees to discuss with Buyer in good faith the items reflected on such Tax Return and any adjustments reasonably requested by Buyer.

(b) Except as otherwise provided in Section 10.2(a), Buyer shall prepare and file or cause to be prepared and filed in a timely manner all Tax Returns relating to the Company with respect to Tax periods beginning before the Closing Date (“Pre-Closing Date Tax Returns”), as well as all Tax Returns relating to the Company with respect to Tax periods beginning on or after the Closing Date. Pre-Closing Date Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company (except to the extent counsel for Buyer determines there is no reasonable basis in Law therefor or determines that a Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties) and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between the Tax periods covered by such Tax Returns and subsequent Tax periods. With respect to any Pre-Closing Date Tax Return, Seller shall have the right to review such Tax Return for fifteen (15) days prior to the filing of such Tax Return, and Buyer shall discuss in good faith the items reflected on such Tax Return and any adjustments reasonably requested by Seller. At the same time that Buyer provides to Seller as copy of a Pre-Closing Date Tax Return for Seller’s review, Buyer shall also provide to Seller a written schedule of allocation calculations (if applicable) pursuant to Section 10.1. If the Parties are unable in good faith to agree on such allocation, the dispute shall be submitted to a Qualified Accountant for its determination, which shall be binding upon the Parties (and the Parties shall bear equally the costs of such determination). Buyer shall timely pay any Taxes due with respect to a Pre-Closing Date Tax Return and Seller shall promptly reimburse Buyer for Taxes allocable (pursuant to Section 10.1) to the portion of the Taxable period occurring on or before the Closing Date, except to the extent the Taxes allocable to the period on or before the Closing Date have been paid previously by Seller or reflected in the determination of Final Working Capital.

Section 10.3 Contests.

(a) After the Closing Date, Buyer shall promptly notify Seller in writing of any written notice of a proposed adjustment or claim in an audit or administrative or judicial proceeding involving Buyer or the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under Article 9; provided, however, that a failure to give such notice will not affect Buyer’s right to indemnification thereunder except to the extent, if any, that, but for such failure, Seller could have avoided the Tax liability in question.

(b) In the case of an audit or administrative or judicial proceeding that relates solely to taxable periods ending on or before the Closing Date, Seller shall have the right at Seller’s expense to participate in and control the conduct of such audit or proceeding. Seller shall keep Buyer informed of the progress of any such audit or proceeding, and Buyer also may participate in any such audit or proceeding at its expense. Seller shall not settle any proceeding without the consent of Buyer, which consent shall not be unreasonably withheld, if the settlement would adversely affect the Company. If Seller does not assume the defense of any such audit or proceeding, Buyer may defend the same in such manner as it may deem appropriate at its expense, including, but not limited to, settling such audit or proceeding.

(c) With respect to any other audit or proceeding not controlled by Seller, such audit or proceeding shall be controlled by Buyer; provided, that Buyer shall keep Seller apprised of the status of such audit or proceeding and Seller shall have the right to participate at its own expense in such audit or proceeding.

Section 10.4 Cooperation and Exchange of Information. Seller and Buyer will each provide the other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase either of the Company or a part of the business acquired from the Company by Buyer. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Seller and Buyer shall (and Buyer after the Closing Date will cause the Company and its Subsidiaries, if any, to) retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company and its Subsidiaries, if any, for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 10.4 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 10.5 Characterization of Payments. Buyer and Seller agree to treat all payments made by any of them to or for the benefit of the others (including any payments to the Company) under the indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

Section 10.6 Transfer Taxes. All transfer, documentary, sales, use, registration and any other such Taxes and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement shall be borne equally by Seller and Buyer. The Party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the

Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby are consummated; provided, however, that Buyer and Seller shall share equally all out-of-pocket fees and expenses (including fees and expenses of counsel) payable in connection with regulatory filings, including under the HSR Act and any applicable Foreign Competition Laws.

Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or telecopier, as follows:

(a) If to Buyer, to:

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, CA 94545

Attention: Stephen J. Fanning

Telecopy: (510) 786-6880

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Telecopy: (415) 947-2099

(b) If to Seller, to:

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, AZ 85256

Attention: Mark A. Prygocki and Seth L. Rodner

Telecopy: (480) 291-8806

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 20004-1109

Attention: Joseph E. Gilligan

Telecopy: (202) 637-5910

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery, and (ii) in the case of facsimile or telecopier or electronic mail, upon receipt of the appropriate facsimile or telecopier confirmation. Communications by electronic mail shall not constitute notice.

Section 11.3 Severability. If any term or other provision of this Agreement, or the application thereof, is invalid, illegal, void or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the application of such term or provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. Any provision of this Agreement held invalid, illegal, void or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal, void or unenforceable.

Section 11.4 Entire Agreement. This Agreement (including all exhibits, annexes and schedules hereto and thereto) and other documents and instruments delivered pursuant hereto or thereto constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and no Party is relying on any prior oral or written representations, agreements, understandings or undertakings (other than the Confidentiality Agreement) with respect to the subject matter hereof and thereof.

Section 11.5 Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 11.6 Parties in Interest. Subject to Section 11.5 hereof, this Agreement shall be binding upon and inure solely to the benefit of each Party and each of their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, other than the Indemnified Persons who shall be third party beneficiaries hereof, to the extent set forth in Article 9, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.8 Governing Law; Jurisdiction. This Agreement and all disputes controversies or claims relating to, arising out of or under, or in connection with this Agreement and the Contemplated Transactions, including the negotiation, execution and performance hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law rules or provisions (whether of the State of

Delaware or any other jurisdiction). Each of the Parties hereto irrevocably and unconditionally (a) consents to submit itself to the sole and exclusive personal jurisdiction of the state courts of the State of Delaware or any court of the United States located in the State of Delaware in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the Contemplated Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the Contemplated Transactions in any court or tribunal other than the state courts of the State of Delaware or any court of the United States located in the State of Delaware. Each of the Parties hereto further agrees and covenants that if subject matter jurisdiction over any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the Contemplated Transactions exists in the Court of Chancery of the State of Delaware by reason of Section 111 of the DGCL or if there otherwise exists a good faith basis for concluding that the Court of Chancery of the State of Delaware would have subject matter jurisdiction in connection with any such action, suit, or proceeding, then any such action, suit, or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware, and each Party agrees that it shall not attempt to deny or defeat subject matter jurisdiction over such action, suit, or proceeding in the Court of Chancery of the State of Delaware. Each of the Parties hereto irrevocably and unconditionally consents to service being made through the notice procedures set forth in Section 11.2. Each of the Parties hereto hereby agrees that service of any process, summons, notice or document by prepaid certified or registered mail to the respective addresses set forth in Section 11.2 shall be effective service of process for any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement and any of the Contemplated Transactions. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law. Each of the Parties hereto hereby agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on 6 Del. C. § 2708.

Section 11.9 Waiver of July Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

Section 11.10 Enforcement of Agreement; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 11.11 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in portable document format (PDF) format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.12 Due Diligence Materials; Seller Disclosure Schedule.

(a) For purposes of this Agreement, the phrase “provided to Buyer” shall mean the posting by Seller of the various materials, documents and information produced by Seller throughout Buyer’s due diligence review process to a virtual data room managed by Seller or otherwise delivered to Buyer or any of its representatives, up until 5:00 p.m. (Pacific Daylight Time) on Monday, September 12, 2011.

(b) The Seller Disclosure Schedules include descriptions of certain Contracts which may not meet the threshold requirements for disclosure that are set forth in this Agreement. The inclusion of such Contracts does not mean that all Contracts to which Company is a party are included in the Schedules or that such Contracts are deemed to be material. Similarly, the Seller Disclosure Schedules may include certain information that does not meet the minimum standards of materiality requiring disclosure thereunder. The inclusion of such information does not mean that all information contained therein is deemed to be material.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Stock Purchase Agreement or caused this Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

SOLTA MEDICAL, INC.

By:	/s/ Stephen J. Fanning

Name:	Stephen J. Fanning
Title:	Chairman, President and Chief Executive Officer

SELLER:

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Mark A. Prygocki

Name:	Mark A. Prygocki
Title:

ANNEX I

DEFINITIONS

“Accountant” has the meaning set forth in Section 2.7(f).

“Action” has the meaning set forth in Section 4.21(h)(i).

“Acquisition Proposal” has the meaning set forth in Section 6.2(a).

“Acquiring Person” has the meaning set forth in Section 2.8.

“***” has the meaning set forth in Section ***.

“Additional LipoSonix Contingent Payment” has the meaning set forth in Section 2.6(a)(i).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Affiliated Group” has the meaning set forth in Section 4.14(c).

“Agreed Contingent Payment Amount” has the meaning set forth in Section 2.7(e).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Non-U.S. Laws and Regulations” has the meaning set forth in Section 4.22(b)(i).

“Appraiser” has the meaning set forth in Section 2.7(f).

“Approvals” has the meaning set forth in Section 4.1(a).

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York or the State of Arizona.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” means Buyer and its direct and indirect Subsidiaries and Affiliates, including, after the Closing, the Company.

“Buyer Indemnified Person(s)” has the meaning set forth in Section 9.2(a).

“Buyer Representatives” has the meaning set forth in Section 6.3(a).

“Bylaws” means the Bylaws of the Company.

“***” has the meaning set forth in Section ***.

“Charter” means the Certificate of Incorporation of the Company.

“Claim” means any claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator, other tribunal, or any other Person, and any information request from a Governmental Authority.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA Coverage” has the meaning set forth in Section 4.11(e).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, from time to time, and the Regulations promulgated and rulings issued thereunder.

“Commercially Reasonable Efforts” has the meaning set forth in Section 2.6(g)(ii).

“Common Stock” means the Common Stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company Incremental Amount” has the meaning set forth in Section 2.6(a)(ii).

“Confidential Information” means any information (in whatever form, whether written, oral, electronic or otherwise) concerning the businesses and affairs of a Disclosing Party and all analyses, compilations, forecasts, studies or other documents which contain or reflect any such information; provided, however, that the term “Confidential Information” shall not include (a) information that is or becomes publicly available other than as a direct or indirect result of disclosure by a Receiving Party or its Representatives or (b) information that becomes available to the Receiving Party on a nonconfidential basis from a source (other than such Disclosing Party or its Representatives) that, to the Knowledge of such Receiving Party, is not prohibited from disclosing such information to such Receiving Party by any legal, contractual or fiduciary obligation to such Disclosing Party.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contemplated Transactions” means all of the transactions and other matters contemplated by this Agreement.

“Contingent Payments” has the meaning set forth in Section 3.9(b) of the LipoSonix Agreement.

“Contingent Payment Audit” has the meaning set forth in Section 2.7(c).

“Contingent Payment Certificate” has the meaning set forth in Section 2.7(b)(ii).

“Contingent Payment Commencement Date” has the meaning set forth in Section 2.6(a)(iii).

“Contingent Payment Product” has the meaning set forth in Section 2.6(a)(iv).

“Contingent Payment Termination Date” has the meaning set forth in Section 2.6(a)(v).

“Contingent Payment Year” has the meaning set forth in Section 2.6(a)(vi).

“Contract” means any contract, plan, undertaking, understanding, agreement, license, sublicense, consent, lease, note, mortgage or other binding commitment, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity or similar interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

“Credit Agreement” means that certain Loan and Security Agreement between Silicon Valley Bank and Buyer entered into as of March 9, 2009, as amended.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” means a Party that discloses Confidential Information to a Receiving Party or to any Representative of such Receiving Party.

“Dispute Notice” has the meaning set forth in Section 2.7(d).

“Dispute Period” has the meaning set forth in Section 2.7(d).

“Disputed Contingent Payment Amount” has the meaning set forth in Section 2.7(e).

“Documents and Materials” has the meaning set forth in Section 6.13.

“EAR” has the meaning set forth in Section 4.25(a).

“Employees” has the meaning set forth in Section 6.5(a).

“Employee Plans” has the meaning set forth in Section 4.11(a).

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Claims” means all Claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from the Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (iii) any violations of Environmental Laws by the Company or any of its predecessors or Affiliates prior to the Closing Date, including reasonable expenditures necessary to cause the Company to be in compliance with or resolve violations of Environmental Laws.

“Environmental Laws” means any and all Laws, Orders, codes, or other legally enforceable requirement (including, without limitation, common law) of the United States, or any state, local, municipal or other U.S. Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning Hazardous Materials, or the protection of the environment, human health, employee health and safety, or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other Approvals under any Environmental Laws.

“ERISA” has the meaning set forth in Section 4.11(a).

“ERISA Affiliate” has the meaning set forth in Section 4.11(a).

“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Schedule” has the meaning set forth in Section 2.4(a).

“EU” has the meaning set forth in Section 4.22(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FD&C Act” has the meaning set forth in Section 4.22(a)(i).

“FD&C Permits” has the meaning set forth in Section 4.22(a)(x).

“FDA” has the meaning set forth in Section 4.22(a)(i).

“FDA Law and Regulation” has the meaning set forth in Section 4.22(a)(i).

“FDA Milestone” has the meaning set forth in Section 2.6(a)(vii).

“FDA Milestone Payment” has the meaning set forth in Section 2.6(c).

“FDA Milestone Payment Amount” has the meaning set forth in Section 2.6(a)(viii).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).

“Final Working Capital” has the meaning set forth in Section 2.4(b).

“Final Working Capital Schedule” has the meaning set forth in Section 2.4(b).

“Foreign Competition Laws” means any non-U.S. Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“GAAP” means generally accepted accounting principles in the United States.

“GLBA” has the meaning set forth in Section 4.21(f).

“Governmental Authority” means any governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Gross Profit Payment Product” has the meaning set forth in Section 2.6(a)(ix).

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (“PCBs”), mold, methyl-tertiary butyl ether (“MTBE”), asbestos or asbestos-containing materials, lead-based paints, toxic mold, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“HIPAA” has the meaning set forth in Section 4.21(e).

“HITECH” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations for which compliance is required as of the date of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all indebtedness (whether or not contingent) for borrowed money, (ii) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (other than current trade payables incurred in the ordinary course of business), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations under capital leases, (vi) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (vii) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (viii) all direct or indirect guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (vii) above, and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation; provided, however, that the Contingent Payments under the LipoSonix Agreement shall not be deemed an Indebtedness of the Company or Seller.

“Indemnified Person” has the meaning set forth in Section 9.3(b).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Intellectual Property” means all patents (utility models and inventor’s certificates), provisional and non-provisional patent applications, trademarks, trade names, service marks, trade dress, copyrights and any applications therefor, domain names, schematics, technology, know-how, Trade Secrets, Confidential Information, customer lists, technical information, technical data, process technology, plans, drawings and blue prints, inventions, algorithms, devices, systems, processes, computer software programs and applications (source code or object code form), and tangible or intangible proprietary information.

“Intentional Breach” means a material breach that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

“Interest Rate” means the U.S. Prime Rate as published in the Wall Street Journal from time to time plus one and a half percent (1.5%), on the date that funds were initially set-off by Buyer pursuant to Section 2.7(h).

“IRS” has the meaning set forth in Section 4.11(a).

“JSC” has the meaning set forth in Section 2.6(h)(ii).

“Knowledge” means (i) in the case of Seller, the actual knowledge of a particular fact or other matter of Jens Quistgaard, Michael Hoffman, Nancy McKinley, Michael Fritts, Charles Desilets, Keith Sullivan and Blake Little; (ii) in the case of Buyer, the actual knowledge of a particular fact or other matter of any individual who is serving as an executive officer of Buyer as of the date hereof; and (iii) in each case, after the reasonable inquiry of the aforementioned persons.

“Law” means all laws, statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders of Courts having the effect of law in each such jurisdiction.

“Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal,

first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“LipoSonix Agreement” has the meaning set forth in the Recitals.

“LipoSonix Indemnification Claim” has the meaning set forth in Section 6.13(b).

“LipoSonix Product” has the meaning set forth in Section 2.6(a)(x).

“LipoSonix Technology” has the meaning set forth in Section 2.6(a)(xi).

“Losses” has the meaning set forth in Section 9.2(a).

“Lost Offset Amount” has the meaning set forth in Section 6.13(b)(ix).

“MAC” has the meaning set forth in the Recitals.

“Material Adverse Effect” means any fact, event, change, development, circumstance or effect (i) that, when such term is used in relation to the Company (A) is materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Company, or (B) would materially impair or delay the ability of Seller to perform its obligations hereunder, including the consummation of the Contemplated Transactions or (ii) that, when such term is used in relation to Buyer, would materially impair or delay the ability of Buyer to perform its obligations hereunder, including the consummation of the Contemplated Transactions. Any fact, event, change, development, circumstance, or effect shall not be deemed to have a Material Adverse Effect if such fact, event, change, development, circumstance or effect results or arises from (i) changes or conditions generally affecting the Company’s industry, except to the extent such fact, event, change, development, circumstance or effect disproportionately affects (relative to other participants in the Company’s industry) the Company, (ii) changes in general economic or political conditions (including armed hostilities or terrorist actions), except to the extent such changes or conditions disproportionately affect (relative to other participants in the Company’s industry) the Company, (iii) changes in accounting requirements or principles or in applicable Law or other legal or regulatory conditions, except to the extent such changes disproportionately affect (relative to other participants in the Company’s industry) the Company, (iv) any failure, in and of itself, by Seller or the Company to meet internal or external projections or forecasts or revenue or earnings predictions, (v) the public announcement, or notification to any Person, of this Agreement and the Contemplated Transactions or the consummation of the Contemplated Transactions or (vi) the performance of or compliance with the express terms of this Agreement.

“Material Company Trade Secrets” has the meaning set forth in Section 4.16(a).

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Medicis Indemnitee” has the meaning set forth in Section 6.13(b).

“MEWA” has the meaning set forth in Section 4.11(d).

“Non-U.S. Permits” has the meaning set forth in Section 4.22(b)(x).

“Non-U.S. Regulatory Agency” has the meaning set forth in Section 4.22(b)(ii).

“OFAC Regulations” has the meaning set forth in Section 4.25(a).

“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Parties” has the meaning set forth in the Preamble.

“PCBs” has the meaning set forth in the definition of “Hazardous Materials” in Annex I.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint venture, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” has the meaning set forth in Section 4.21(h)(ii).

“Pre-Closing Date Tax Returns” has the meaning set forth in Section 10.2(b).

“Privacy and Security Laws” has the meaning set forth in Section 4.21(f).

“Product” means any product (including any component thereof) manufactured, shipped, sold, marketed, distributed, and/or otherwise introduced into the stream of commerce by or on behalf of the Company, including any product sold within or outside of the United States by the Company as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified Accountant” has the meaning set forth in Section 2.4(c).

“Qualified Acquiring Person” has the meaning set forth in Section 2.8.

“Quarterly Contingent Payment Certificate” has the meaning set forth in Section 2.7(b)(i).

“Real Property” has the meaning set forth in Section 4.13(b).

“Receiving Party” means a Party or any Representative of such Party that receives Confidential Information from a Disclosing Party.

“Regulation” means any rule, regulation, policy or interpretation of any Governmental Authority having the effect of Law.

“Release” means any presence or exposure to or emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, release or threatened release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Sales Milestone” has the meaning set forth in Section 2.6(a)(xii).

“Sales Milestone Payment” has the meaning set forth in Section 2.6(d).

“Sales Milestone Payment Amount” has the meaning set forth in Section 2.6(a)(xiii).

“Sales Payment Product” has the meaning set forth in Section 2.6(a)(xiv).

“Sales/Profit Contingent Payment” has the meaning set forth in Section 2.6(e).

“Sales/Profit Contingent Payment Amount” has the meaning set forth in Section 2.6(a)(xv).

“Sales/Profit Contingent Payment Percentage” has the meaning set forth in Section 2.6(a)(xvi).

“Scheduled Company Intellectual Property” has the meaning set forth in Section 4.16(a).

“Second Generation LipoSonix Product” has the meaning set forth in Section 2.6(a)(vii).

“SEC” has the meaning set forth in Section 6.16.

“Securities Act” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the Preamble.

“Seller Contingent Payments” has the meaning set forth in Section 2.2.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article 4.

“Seller Indemnified Person(s)” has the meaning set forth in Section 9.2(b).

“Seller Marks” has the meaning set forth in Section 6.13.

“Seller Representatives” has the meaning set forth in Section 6.2(a).

“Shares” has the meaning set forth in the Recitals.

“Statement of Working Capital” has the meaning set forth in Section 2.4(a).

“Subsidiary” or “Subsidiaries” of the Company, Seller, Buyer or any other Person means any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity of which the Company, Seller, Buyer or such other Person, as the case may be, (i) owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity or (ii) has any arrangement, understanding or agreements entitling the Company, Seller, Buyer or other Person to vote as a general partner or for the election of a majority of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity.

“Successor Subsidiary” has the meaning set forth in Section 2.8(a).

“Target Working Capital” shall mean ***.

“Tax” has the meaning set forth in Section 4.14.

“Tax Returns” has the meaning set forth in Section 4.14.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Third Party Intellectual Property Rights” has the meaning set forth in Section 4.16(a).

“Threshold” has the meaning set forth in Section 9.3(b).

“Trade Secrets” means information, including but not limited to, know-how, Confidential Information, customer lists, software (source code and object code), technical information, data (including pharmacological, toxicological, preclinical and clinical test data and results), process technology, plans, drawings and blue prints, anywhere in the world that derives independent economic value, actual or potential, from not generally being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transfer Taxes” has the meaning set forth in Section 10.6.

“Unaudited 2010 Financial Statement” has the meaning set forth in Section 4.28.

“Unaudited Financial Statements” has the meaning set forth in Section 4.28.

“Unaudited Interim Financial Statements” has the meaning set forth in Section 4.28.

“WARN Act” has the meaning set forth in Section 4.12(b).

“Worldwide Ancillary Gross Profit” has the meaning set forth in Section 2.6(a)(xvii).

“Worldwide Ancillary Gross Profit Adjustments” has the meaning set forth in Section 2.6(a)(xviii).

“Worldwide Gross Profit” has the meaning set forth in Section 2.6(a)(xix).

“Worldwide Net Sales” has the meaning set forth in Section 2.6(a)(xx).

“Worldwide Net Sales Adjustments” has the meaning set forth in Section 2.6(a)(xxi).